Exhibit 10.1

WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED

FRANCHISE AGREEMENT

FOR

MALAYSIA

Wyndham Garden Suites Genting Highlands - FA

Wyndham Garden Suites Genting Highlands - FA

	4.6	Consultations and Standards Compliance	14
	4.7	System Standards Manual and Other Publications	14
	4.8	Inspections	14
5.	Limited Exclusivity		14
	5.1	Reservation of Rights	14
6.	Initial Fee		15
7.	Recurring Fees and Other Payments		15
	7.1	Recurring Fees	15
	7.2	Commissions	15
	7.3	Interest	15
	7.4	Transfer Fee	16
	7.5	Application of Payments	16
	7.6	Adjustment for Taxes and Non-Resident Withholding Taxes	16
	7.7	Payments in U.S. Dollars	16
	7.8	Payment Restrictions	17
8.	Indemnifications		17
	8.1	Indemnity	17
	8.2	Indemnity Procedures	18
	8.3	Intellectual Property Indemnity	18
9.	Your Assignments, Transfers and Conveyances		18
	9.1	Transfer of the Facility	18
	9.2	Public Offerings and Registered Securities	18
	9.3	Conditions	19
	9.4	Permitted Transferee Transactions	19
	9.5	Attempted Transfers	19
	9.6	Notice of Transfers	20
10.	Our Assignments		20
11.	Default and Termination		20
	11.1	Default	20
	11.2	Termination	20
	11.3	Casualty, Condemnation and Political Events	21
	11.4	Our Other Remedies	22
	11.5	Your Remedies	22

Wyndham Garden Suites Genting Highlands - FA

12.	Liquidated Damages		23
	12.1	Generally	23
	12.2	Condemnation Payments	23
13.	Your Duties At and After Termination		23
	13.1	System Usage Ceases	23
	13.2	Other Duties	24
	13.3	Advance Reservations	24
	13.4	Daily Damages	24
	13.5	Survival of Certain Provisions	25
14.	Your Representations and Warranties		25
	14.1	Quiet Enjoyment and Financing	25
	14.2	This Transaction	25
	14.3	Anti-Corruption Laws	26
	14.4	No Misrepresentations or Implied Covenants	26
15.	Proprietary Rights		27
	15.1	Marks and System	27
	15.2	Inurements	27
	I 5.3	Other Locations and Systems	27
	15.4	Confidential Information	28
	15.5	Litigation	28
	15.6	Websites and Internet	29
16.	Relationship of Parties		29
	16.1	Independence	29
	16.2	Joint Status	29
	16.3	Covenant of Good Faith	30
17.	Legal Matters		30
	17.1	Partial Invalidity	30
	17.2	Waivers, Modifications and Approvals	31
	17.3	Notices	31
	17.4	Registration of Franchise	32
	17.5	Remedies	32
	17.6	Miscellaneous	32
	17.7	Choice of Law; Dispute Resolution	33
	17.8	Special Acknowledgments	34
	17.9	Non-Compete	35
	17.10	Government Approval or Review	35
	17.11	Execution and Further Assurances	35
	17.12	Language	36
18.	Special Stipulations		36
	18.1	Reduced Royalty Fees	36
	18.2	Construction Schedule	36
	18.3	Stamp Duty	37
	18.4	Strata-title Obligations	37

Wyndham Garden Suites Genting Highlands - FA

APPENDIX I	-	Definitions

SCHEDULE A	-	Legal Description

SCHEDULE B		Information on Franchisee and Facility

SCHEDULE C		Services Assessment and other Fees

SCHEDULE D	-	Trademarks

SCHEDULE E		Management Consent Letter

SCHEDULE F		Guaranty

SCHEDULE G		Property Development Review (PDR)

SCHEDULE H	-	Purchaser Acknowledgement Form

SCHEDULE I	-	Land Owner Acknowledgement Form

SCHEDULE J	-	Acknowledgement Agreement

Wyndham Garden Suites Genting Highlands - FA

WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED

FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (“Agreement”), dated 31 December, 2023 (“Effective Date”), is between WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED, a corporation (“WHAP”, “we”, “our” or “us”), and ANTHARAS M SDN. BHD., a company incorporated in Malaysia (“Franchisee” or “you”). The definitions of capitalized terms are found in Appendix I. In consideration of the following mutual promises, the parties agree as follows:

1. Franchise

1.1 We have the right to use and to sub license in Malaysia, Thailand, Korea, Japan and certain other countries located in Asia certain trademarks and service marks, including the Marks, and the distinctive Wyndham Garden System for providing transient guest lodging services to the public under the “Wyndham Garden” mark, as well as certain services, including the Reservation System, advertising, marketing and training services. We have the exclusive right to license and franchise to you the distinctive “Wyndham Garden” System for providing transient guest lodging services.

1.2 We grant to you and you accept the Franchise, effective and commencing on the Opening Date and ending on the earliest to occur of the Term’s expiration or a Termination. You will call the Facility a “Wyndham Garden Suites Genting Highlands”. You must open and operate the Facility with the number of Guest Rooms as specified in Schedule B. You represent and warrant that:

(i)	you will continue to own the right to control the management and operation of the Facility throughout the Term despite the Condotels being offered to the public for sale, where Section 18.4 applies to the sale of the Condotels; and

(ii)	you are a subsidiary of the Developer, who has granted you rights to develop the Location and thereafter control the management and operation of the Facility (including the sale of the Condotel(s) in the Facility) for the Term.

1.3 You may adopt secondary designations for the Facility with our prior written consent, which consent we may withhold, condition, or withdraw on written notice, acting reasonably.

1.4 You shall not affiliate or identify the Facility with another franchise system, reservation system, brand, cooperative or registered mark during the Term.

2. Term and Renewal.

2.1 The Term begins on the Effective Date and expires at the end of the tenth (10th) Franchise Year (the “Initial Term”). Some of your duties and obligations will survive termination or expiration of this Agreement. You may terminate this Agreement within seven (7) business days after the Effective Date. You acknowledge and agree that we may deduct our reasonable expenses in preparing this Agreement (which shall not exceed USD$10,000) from all monies you have paid us. The balance of all other monies you have paid will be refunded.

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2.2 The parties may mutually agree to extend the Initial Term of this Agreement for one further term of three (3) years (the “Extension Term”). Each party must notify the other party of its intention to renew by providing to the other party written notice at least six (6) months prior to the expiration of the Initial Term. We will grant the Extension Term on terms which are similar or no less favourable than the conditions of this Agreement provided you have not breached any terms(s) or provisions of this Agreement and undertake to comply with all terms and provisions of this Agreement during each Extension Term. Any further extension of time shall be at our sole discretion on terms and conditions to be agreed between the parties.

2.3 Following the expiry of the Extension Term, if you so desire to renew this Agreement, you may apply to renew this Agreement for two (2) further terms of five (5) years. You must apply for a renewal license at least six (6) months prior to the expiration of the Extension Term and meet our then-current requirements for applicants seeking a new franchise agreement, which may include: (i) executing our then-current form of franchise agreement and other agreements, which license and other agreements may contain materially different terms and provisions (such as operating standards and fees) from those contained in this Agreement; (ii) executing a general release, in form and substance satisfactory to us; and (iii) paying an application or renewal fee.

2.4 The Initial Term and Extension Term are together referred herein as the “Term”.

2.5 In the event that during the Term the Facility closes or suspends operations for any reason (“Suspension”) for 90 days or more, without an effective termination of this Agreement, the Term shall be automatically extended by the length of such Suspension period without any further notice to you. For the avoidance of doubt, the Suspension could be in one continuous period or a cumulative period over the Term. The extended period shall be an accumulation of all Suspension periods.

3. Your Improvement and Operating Obligations.

Your obligations to improve, operate and maintain the Facility are:

3.1 Improvements.

3.1.1 You must select and acquire the Location and acquire, equip and supply the Facility in accordance with System Standards (as defined in Appendix 1). We may provide assistance to you in the selection of the Location if required. You represent and warrant to us that any land lease or property lease agreement contains a purpose clause consistent with the terms of this Agreement. Within thirty (30) days after the Effective Date, you must provide us with proof that you own the Facility or otherwise have the right to occupy the Facility for the Term.

3.1.2 (a) The construction of the Facility has commenced and it shall continue uninterrupted (except for interruption by reason of events constituting an Extraordinary Event) until construction is completed. Notwithstanding the occurrence of any events constituting an Extraordinary Event, or any other cause, construction or renovation shall be completed and the Facility shall be furnished, equipped and shall otherwise be made ready to open for business in accordance with this Agreement not later than 31 July 2024 (“Opening Date Deadline”). Time is of the essence for the completion of construction or renovation.

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(b) If either party is of the opinion that more time is needed for the Facility to open for business in accordance with this Agreement, either party may extend the Opening Date Deadline to a date falling no later than 6 months from the original Opening Date Deadline specified in Section 3.1.2(a) and all references in this Agreement to “Opening Date Deadline” shall refer to such new date as extended hereunder. Any further extension to the Opening Date Deadline shall be in our sole discretion, acting reasonably. The grant of any extension hereunder will not waive any other default existing at the time the extension is granted.

3.1.3 You will permit us or our designee to inspect the construction or renovation of the Facility at such times as we desire, including a status inspection at least sixty (60) days prior to the projected Opening Date of the Facility. Such inspections will be at our expense, except if the status inspection results in the conclusion that the Facility does not comply with System Standards and an additional inspection(s) is required prior to or after the Opening Date, then you will reimburse us for the reasonable costs of such inspection.

3.1.4 Your general contractor or you must carry the insurance required under this Agreement and System Standards during construction or renovation.

3.1.5 We may, in our sole discretion, terminate this Agreement within fourteen (14) days after we send you written notice of default if:

(1) you do not commence or complete the construction or renovation of the Facility or make ready the Facility to open for business by the dates specified in this Section 3; or

(2) you prematurely identify the Facility as a Chain Facility or begin operation under the System in violation of Section 3.3 and you fail to either complete your obligations under the PDR or cease operating and/or identifying the Facility under the Marks and System.

3.1.6 You recognize that the System requires you to acquire, operate and maintain a computer-based property management system and provide guests with innovative technology for communications and entertainment. You must purchase the computer system and other equipment and software that we specify, including preventative maintenance software. We may modify System Standards to require new or updated technology at all Chain Facilities. At our request you shall participate in any intranet or extranet system developed for use in connection with the System. Such intranet or extranet system may be combined with that of our Affiliates. You shall agree to such terms and conditions for the use of such intranet or extranet system as we may prescribe, which may include, among other things: (a) confidentiality requirements for materials transmitted via such system; (b) password protocols and other security precautions; (c) grounds and procedures for our suspension or revocation of access to the system by you and others; and (d) a privacy policy governing the parties’ access to and use of electronic communications posted on electronic bulletin boards or transmitted via the system. You shall pay any fee imposed from time to time by us or a third party service provider in connection with hosting such system. You will also integrate agreed parts of the information technology and distribution systems for collaboration on a sales model for the Facility, subject to compliance with the Legal Requirements as well as the following:

(iii) all distribution channels available through our SynXis central reservation system will be leveraged by the Facility via two-way interface through a compliant property management system as communicated by us (rather than channel managers) where reasonable or available under commercially reasonable terms. Subject to our consent (which shall not be unreasonably withheld), you may, where appropriate, use channel managers at the Facility to secure connectivity to distribution channels that provide revenue opportunities to the resorts which may not be readily available to us.

(iv) To the extent that you require additional systems integrations (including with respect to systems for revenue management, financial, sales, catering, guest experience and other systems) to ensure the efficient operation of the Facility, then both patties will mutually agree on these system integrations under commercially reasonable terms.

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3.2 Improvement Plans.

Before you begin remodeling your Facility, you must submit to us for review and approval working construction, architectural and design plans, renderings, drawings and specifications for the Facility, as described in the System Standards and the PDR. currently One Hundred Fifty Dollars ($150.00 USD) per hour. We will not unreasonably withhold or delay our approval, which is intended only to test compliance with System Standards, and not to detect errors or omissions in the work of your architects, engineers, contractors or the like. Our review does not cover technical, architectural or engineering factors, or compliance with Legal Requirements. We will not be liable to your lenders, contractors, employees, guests, others or you on account of the review or approval of your plans, drawings or specifications, or our inspection of the Facility before, during or after renovation or construction by any employee or contractor we engage. Any material variation from the PDR requires our prior written approval. You will promptly provide us with copies of permits, job progress reports, and other information as we may reasonably request. We may inspect the work while in progress without prior notice.

3.3 Pre-Opening.

You may identify the Facility as a Chain Facility prior to the Opening Date, or commence operation of the Facility under a Mark and using the System, only after first obtaining our approval or as otherwise permitted under and strictly in accordance with the System Standards Manual. If you: (1) identify the Facility as a Chain Facility; (2) operate the Facility under a Mark before the Opening Date without our express written consent; or (3) delay or refuse to open as a Chain Facility when the Facility is ready to open, then in addition to our remedies under Sections 3.1 and 11.2, you will begin paying the Royalty Fees to us, as specified in Section 7.1, from the date such condition occurs (the “Start Date”). We may delay the Opening Date until you pay the Royalty Fees accruing under this Section.

Wyndham Garden Suites Genting Highlands - FA

3.4 Operation.

You will operate and maintain the Facility continuously after the Opening Date on a year-round basis as required by System Standards and offer transient guest lodging and other related services of the Facility (including those specified on Schedule B) to the public in compliance with Legal Requirements and System Standards. You will keep the Facility in a clean, neat, and sanitary condition. You will clean, repair, replace, renovate, refurbish, paint, and redecorate the Facility and its FF&E as and when needed to comply with System Standards. The Facility will be managed by an individual manager with significant training and experience in general management of similar lodging facilities. The Facility will accept payment from guests by all credit and debit cards we designate in the System Standards Manual. You may add to or discontinue the amenities, services and facilities described in Schedule B, or lease or subcontract any service or portion of the Facility, only with our prior written consent which we will not unreasonably withhold or delay. Your front desk operation, telephone system, parking lot, swimming pool and other guest service facilities may not be shared with or used by guests of another lodging facility. You acknowledge that any breach of System Standards for the Facility, its guest amenities, and your guest service performance is a material breach of this Agreement. Time is of the essence in your performance of these obligations.

3.5 Training.

The Facility’s general manager (and another representative who exercises day to day operational authority) will attend the training programs described in Section 4.1 we designate as mandatory. You will train or cause the training of all Facility personnel as and when required by System Standards and this Agreement. You will pay for all travel, lodging, meals and compensation expenses of the people you send for training programs, the cost of training materials and other reasonable charges we may impose for training under Section 4.1, and all travel, lodging, meal and facility and equipment rental expenses of our representatives if training is provided at the Facility.

3.6 Marketing.

3.6. l You will participate in System marketing programs, including the Directory and the Reservation System. You will obtain and maintain the computer and communications service and equipment we specify to participate in the Reservation System. You will comply with our rules and standards for participation and will honor reservations and commitments to guests and travel industry participants. You authorize us to offer and sell reservations for rooms and services at the Facility according to the rules of participation and System Standards. You may implement, at your option and expense, your own local advertising. Your advertising materials must use the Marks correctly, and must comply with System Standards or be approved in writing by us prior to publication. You will stop using any non-conforming, out-dated or misleading advertising materials if we so request. All advertising and marketing materials you create which contain the Marks, or which are created by us on your behalf, shall be works-for-hire on our behalf, and we shall own all copyrights to such materials. At our request, you shall execute an assignment to us of any such copyright interest.

3.6.2 In the event we establish a Regional Marketing Association (“RMA”) in your area, you will have the option to join the RMA by paying the RMA Fee we establish on a per guest room or per Chain Facility basis, in our discretion, to support the RMA’s activities. We may assist the RMA to collect the RMA Fees in our sole discretion. We have the right to establish rules of governance for all RMAs, provided however, that no RMA programs shall require you to adhere to any specific prices.

Wyndham Garden Suites Genting Highlands - FA

3.6.3 The Facility must participate in our Chain-wide Internet marketing activities, including arrangements we make with third party distribution channels. You will not engage in any Internet marketing activities without our prior consent, and you will discontinue any Internet marketing that conflicts, in our reasonable discretion, with Chain-wide Internet marketing activities. The content you provide us or use yourself for any Internet or distribution marketing activities must be true, correct and accurate, and refrain at all times from affecting the third-party rights and intellectual property rights of others. You will promptly notify us in writing, in accordance with our processes that are then in effect, when any correction to the content about you and/ or the Facility becomes necessary. You shall promptly modify at our request the content of any Internet or distribution marketing materials for the Facility you use, authorize, display or provide to conform to System Standards. You must honor the terms of any participation agreement you sign for Internet marketing. You shall pay when due any fees, commissions, charges and reimbursements relating to Internet marketing activities: (i) in which you agree to participate, or (ii) that we designate as mandatory on a Chain-wide basis. We may suspend the Facility’s participation in Internet marketing activity if you default under this Agreement. No such suspension constitutes a waiver or election of remedies, and we reserve the right to terminate this Agreement for any default if not timely cured pursuant to Section 11.1.

3.6.4 As available in the country in which your Facility is located, you will participate in the Wyndham Rewards program or any successor guest rewards or loyalty program we determine is appropriate and pay the Loyalty Program Charge associated with the program as set forth in Schedule C. The Wyndham Rewards Front Desk Guide sets forth additional system standards, which you agree to follow. The Front Desk Guide, including fees assessed and reimbursements rates, may be revised by us or our Affiliates at any time upon 60 days’ prior notice.

3.7 Governmental Matters.

3.7.1 You will obtain as and when needed all governmental permits, licenses and consents required by Legal Requirements to construct, acquire, renovate, operate and maintain the Facility and to offer all services you provide, advertise or promote.

3.7.2 You will pay when due all Taxes, provided you use proper procedures under Legal Requirements to engage in a bona fide dispute over any Taxes.

3.7.3 You agree to: (1) comply with all applicable data protection and privacy laws, regulations and policies in any relevant jurisdiction (including, if applicable, laws implementing the EU General Data Protection Regulation) (together “the Data Protection Laws”); (2) comply with data protection requirements set forth in the System Standards; (3) refrain from any action or inaction that may cause us or any of our Affiliates to violate any Data Protection Laws; and (4) do and execute, or arrange to be done and executed, each act, document and thing necessary or desirable to keep us and our Affiliates in compliance with any Data Protection Laws.

3.8 Financial Books & Records; Audits.

3.8.1 The Facility’s transactions must be timely and accurately recorded in accounting books and records prepared on an accrual basis compliant with generally accepted accounting principles of the country in which the Facility is located, as modified by this Agreement and System Standards. You acknowledge that your timely, accurate accounting for and reporting of Gross Room Revenues is a material obligation you accept under this Agreement.

Wyndham Garden Suites Genting Highlands - FA

3.8.2 We may notify you of a date on which we propose to audit the Facility’s books and records. The notice period need not exceed two (2) business days. You will be deemed to confinn our proposed date unless you follow the instructions with the audit notice for changing the date. You need to inform us where the books and records will be produced. You need to produce for our auditors (or other representatives we designate) at the confirmed time and place for the audit the books, records, tax returns and financial statements relating to the Facility for the applicable accounting periods we require under this Agreement and System Standards. If our auditors (or other representatives) must return to your location after the first date we confirm for the audit because you violate this Section 3.8.2 or refuse to cooperate with their reasonable requests (including a refusal to cooperate during an audit without advance notice), you must pay us the costs and expenses of the audit when we invoice you. We may increase the Audit Fee on a Chain-wide basis to cover any increases in our audit costs. We may also perform an audit of the Facility’s books and records without advance notice. Your staff must cooperate with and assist our auditors (or other representatives) to perform any audit we conduct. You must pay any deficiency in Recurring Fees or other amounts you owe that we identify and invoice as a result of the audit.

3.8.3 We will notify you in writing if you default under this Agreement because: (i) you do not cure a violation of Section 3.8.2 within thirty (30) days after the date of the initial audit; (ii) you cancel two (2) or more previously scheduled audits; (iii) you refuse to admit our auditors (or other representatives) for an audit during normal business hours at the place where you maintain the Facility’s books and records, or fail to produce the books and records required under this Agreement and System Standards for the applicable accounting periods; (iv) our audit determines that the books and records you produced are incomplete or show evidence of tampering or violation of generally accepted internal control procedures; or (v) our audit determines that that you have reported to us less than ninety-seven percent (97%) of the Facility’s Gross Room Revenues for any fiscal year preceding the audit. Our notice of default may include, in our sole discretion and as part of your performance needed to cure the default under this Section 3.8, an “Accounting Procedure Notice.” The Accounting Procedure Notice requires that you obtain and deliver to us, within ninety (90) days after the end of each of your next three (3) fiscal years ending after the Accounting Procedure Notice, an audit opinion or similar report signed by an independent, registered or chartered accountant and addressed to us that the Facility’s Gross Room Revenues you reported to us during the fiscal year fairly present the Gross Room Revenues of the Facility computed in accordance with this Agreement for the fiscal year. Failure to comply with the requirements of the Accounting Procedure Notice constitutes a default under this Agreement.

3.8.4 You shall, at your expense, prepare and submit to us by the third day of each month, a statement in the fonn prescribed by us, accurately reflecting for the immediately preceding month all Gross Room Revenues and such other data or information as we may require. We may require you to submit your statements to us using our on-line reporting and payment tool or through such other technology or means as we may establish from time to time.

Wyndham Garden Suites Genting Highlands - FA

3.9 Inspections.

You acknowledge that the Facility’s participation in our quality assurance inspection program (including unannounced inspections) is an obligation you accept under this Agreement. We will charge you for the costs of annual inspections by our representatives or third parties as our program provides by way of the Quality Circle Fee (as specified in Schedule C). You will permit our representatives or agents to perform quality assurance inspections of the Facility at any time with or without advance notice. The inspections will commence during normal business hours, although we may observe Facility operation (including bookkeeping and night audits) at any time. You and the Facility staff will cooperate with the inspector performing the inspection. If the Facility fails an inspection, you refuse to cooperate with our inspector, or you refuse to comply with our published inspection System Standards, then you will pay us when invoiced for any reinspection fee specified in System Standards Manuals (which is One Thousand Dollars ($1,000.00 USD) on the Effective Date). We may also conduct paper and electronic customer satisfaction surveys of your guests and include the results in your final quality assurance score. We may publish and disclose the results of quality assurance inspections and guest surveys. If we so request, you agree to use your best efforts to obtain all governmental visas, permits, licenses and travel authorizations to allow our representatives to conduct inspections and audits in accordance with this Agreement.

3.10 Insurance.

3.10.l You will obtain and maintain during the Term the insurance coverage required under the System Standards Manual from insurers meeting the standards established in the System Standards Manual. Unless we instruct you otherwise, your liability insurance policies will name Wyndham Hotel Asia Pacific Co. Limited, Wyndham Hotels and Resorts, LLC, Wyndham Hotel Group, LLC and Wyndham Hotels & Resorts, Inc., their successors and assigns as additional insureds.

3.10.2 If you, for any reason, fail to procure or maintain the insurance required by this Agreement, we shall have the right (but not any obligation) to procure such insurance and to charge you the costs and premiums therefor, plus a reasonable fee for our expense in so acting. Such costs, premiums, and fees shall be payable by you immediately upon our demand.

3.10.3 Certified copies or certificates of insurance of all insurance policies (evidencing the coverages required herein and setting forth deductibles and the amounts thereof, if any), endorsements and proof of premium payments shall be promptly delivered to us in accordance with the notice requirements of Section 17 .3 with the added notation: Attention: Insurance Department. Renewal certificates (or certified copies of such insurance policy, if we so request) shall be delivered to us not less than ten (10) days prior to their respective inception dates.

3.11 Conferences.

You or your representative will attend any annual Wyndham Hotel Asia Pacific Co. Limited and international conferences and pay any conference registration fees. Mandatory recurrent training for general managers described in Section 4.1.4 may be held at Wyndham Hotel Asia Pacific Co. Limited and international conferences.

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3.12 Purchasing.

We may require you to purchase or obtain certain items that we designate as proprietary or that bear Marks, such as signage. You may purchase any other items for the Facility from any competent source you select, so long as the items meet or exceed System Standards. You will identify the source and its contact information if we so request.

3.l 3 Good Will.

You will use reasonable efforts to protect, maintain and promote the name “Wyndham Garden” and its distinguishing characteristics, and the other Marks. You will not permit or allow your officers, directors, principals, employees, representatives, or guests of the Facility to engage in conduct which is unlawful or damaging to the good will or public image of the Chain or System. You will participate in Chain-wide guest service and satisfaction guaranty programs we require in good faith for all Chain Facilities. You will follow System Standards for identification of the Facility and for you to avoid confusion on the part of guests, creditors, lenders, investors and the public as to your ownership and operation of the Facility, and the identity of your owners.

3.14 Facility Modifications.

You may not materially modify, diminish or expand the Facility (or change its interior design, layout, FF&E, or amenities) without receiving our prior written consent, which we will not unreasonably withhold or delay. You will pay our Rooms Addition Fee then in effect for each guest room you add to the Facility. If we so request, you will obtain our prior written approval of the plans and specifications for any material modification, which we will not unreasonably withhold or delay. If we so require, you will not open to the public any material modification to the Facility until we inspect it for compliance with the PDR and System Standards.

3.15 Courtesy Lodging.

You will provide lodging at the “Employee Rate” established in the System Standards Manual from time to time (but only to the extent that adequate room vacancies exist) to our representatives traveling on business, but not more than three (3) standard guest rooms at the same time.

3.16 Renovations.

Beginning six (6) years after the Opening Date, we may issue a “Renovation Notice” to you that will specify reasonable Facility upgrading and renovation requirements (a “Renovation”) (to be commenced no sooner than sixty (60) days after the notice is issued), having an aggregate cost for labor, FF&E and materials estimated by us to be not more than the Renovation Ceiling Amount. You will perform the Renovations (to an acceptable standard) as and when the Renovation Notice requires. We will not issue a Renovation Notice within three (3) years after the date of a prior Renovation Notice, or if each of the three most recent quality assurance inspections of the Facility was a “pass” in the category of “Condition” (or an equivalent score under a successor quality assurance scoring system we employ), when the Facility is otherwise eligible for a Renovation. However, we may require that you perform a Renovation every six (6) years regardless of the quality assurance inspection scores, so that the Facility maintains its competitive position in its market and to assure that the Chain meets its competition in the region.

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3.17 Third-Party Manager.

Subject to the requirements of this Section 3.17, the Facility may be operated by a person other than you under a management agreement, and any Food and Beverage facility or leased or concession areas in the Facility may be operated by a person other than you under a lease or management or concession agreement; provided that: (i) you will not be relieved or otherwise released from any of your obligations under this Agreement, (ii) if such lease, management or concession agreement conflicts with the terms of this Agreement, the terms of this Agreement shall control, (iii) we shall approve any such operation and the lease, management or concession agreement before you sign it and before you materially amend it, and (iv) you and the lessee, manager or concessionaire of such operation duly executes and delivers to us the Management Consent Letter in Schedule E as a condition of our approval of a third-party manager of the guest rooms in the Facility. If the lessee, manager or concessionaire does not operate the guest rooms in the Facility, or the leased or concession area, in compliance with this Agreement and System Standards, we shall have the right to require you to operate the Facility, or leased or concession area directly or by using another person approved by us. In such case, you will be solely responsible for any damages or claims arising from any terminations of such lease, management or concession agreement. If, after we approve an independent lessee, manager or concessionaire, a Transfer occurs with respect to such lessee, manager or concessionaire, such Transfer shall be deemed your employment of a new independent lessee, manager or concessionaire, and you must obtain our approval of such new lessee, manager or concessionaire and the related agreement on or before the date the Transfer occurs. We may refuse to approve any proposed lessee, manager or concessionaire that: (A) we deem not to be financially capable or responsible, or we, in our sole and absolute discretion, deem to be inexperienced or unqualified in managerial skills or operational capacity or capability or is otherwise unable to adhere fully to the operational obligations and requirements of this Agreement and System Standards; (B) does not provide us with all information that we may reasonably request in order to reach such decision; or (C) we, in our sole and absolute discretion, determine might adversely affect the goodwill of the Marks or the Chain.

3.18 Execution of Guaranty

You shall cause the identified guarantors to execute a Guaranty simultaneously with the signing of this Agreement, as per the format prescribed in Schedule F of this Agreement and you warrant that the Guaranty is issued in compliance with applicable Legal Requirements and that the guarantors have obtained necessary consents and approvals, as may be required, from competent regulatory authorities such that the Guaranty is legally binding and enforceable under the laws of the country, where the Facility is located. You shall ensure that a validly executed Guaranty in compliance with the Legal Requirements is always in place during the Term of this Agreement. In the event of a change in guarantor or otherwise upon our request, you shall ensure that a new validly executed Guaranty in compliance with the applicable Legal Requirements is issued in our favour in a form acceptable to us. You agree and acknowledge that the existing guarantors shall not be released from their obligations unless a new Guaranty is issued in our favour.

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3.19 Acknowledgement Agreement

You shall ensure that on or prior to the Opening Date, the Land Owner signs the Land Owner Acknowledgement Agreement as set out in Schedule I, a copy of which shall be sent us to retain on file, or in the alternative, provide evidence satisfactory to us that you have valid rights to develop the Location and thereafter the right to control the management and operation of the Facility (including the sale of the Condotel(s) in the Facility) for the Term.

You shall ensure that, the Developer signs the Acknowledgment Agreement as set out in Schedule J by the Effective Date.

4. Our Operating and Service Obligations.

We will provide you with the following services and assistance:

4.1 Training.

We will offer (directly or indirectly by subcontracting with an Affiliate or a third party) general manager orientation training, on-site opening training, remedial training and supplemental training.

4.1. l General Manager Training. We will offer a general manager training program at a location designated by us. The program will not exceed two (2) weeks in duration and will cover such topics as System Standards, services available from us, and operating a Chain Facility. The Facility’s general manager (or another representative who exercises day to day operational authority) for the Facility must complete this program to our satisfaction no later than six (6) months after he/she assumes the position. If we do not offer a place in general manager training within that time frame, your general manager must attend the next program held at which we offer a place. Any replacement general manager must complete general manager training within six (6) months after he/she assumes the position or when the next program is offered, whichever is later. Your general manager for the Facility must complete general manager training even if you employ managers at other Chain Facilities who have already received this training. We will charge you our then-current tuition for any replacement and/or supplemental general manager training. You must also pay for your employee’s travel, lodging, meals, incidental expenses, compensation and benefits.

4.1.2 On-Site Opening Training. We will provide at the Facility or another agreed location, and your staff must attend, on-site opening training (at our discretion as to length and scheduling) to assist you in opening the Facility and such training shall commence after we receive the Initial Fee in full. You will pay the cost of all materials, any site used if the Facility is not available and the rent for any equipment we need. You must provide lodging for our trainers at your expense. You must also pay, at our request, the reasonable travel, meal and out-of-pocket expenses incurred by our trainers for on-site opening training.

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4.1.3 Remedial Training. We may require your general manager and/or your staff to participate in on-site remedial training if the Facility fails multiple quality assurance inspections and/or experiences significant complaints to our guest services department, as a condition to avoiding termination or to resumption of reservation service. You must pay the tuition in effect for this program when it is offered to you, and you must pay for travel, meals, materials and provide lodging for our trainers. The length of the remedial training could be up to five (5) days, depending on the severity of the quality assurance and/or customer service issues.

4.1.4 Supplemental Training. We may offer other mandatory or optional training programs. Optional training programs will be offered at a reasonable charge. These trainings could be held in a training center we designate. You will pay for your representative’s travel, lodging, meals, incidental expenses, compensation and benefits and any tuition charge we establish for these trainings. These trainings may be held in conjunction with annual conferences. We may offer, rent or sell to you video tapes, computer discs or other on-site training aids and materials, or require you to buy them at reasonable prices. We may also offer Internet-based training via our intranet website.

4.1.5 Cancellation Fees. For optional training and on-site opening training programs, we will charge you a cancellation fee of one hundred percent (100%) of the tuition for a program if you cancel your participation less than fifteen (15) days before it is scheduled to be held. For all other programs, we may charge you a cancellation fee of Five Hundred Dollars ($500.00 USD). These fees are non-refundable and you will also be charged the full tuition in effect for the program when you reschedule your training.

4.1.6 Language and Costs. All training programs will be conducted in English. You are solely responsible for retaining and paying for any required translators. All costs for governmental visas, permits, licenses and travel authorizations to allow trainees to enter into the United States of America or other countries where training may be conducted, and to allow our personnel to enter the country where the Facility is located, will be borne by you.

4.2 Reservation System.

4.2.1 We will operate and maintain (directly or by subcontracting with an affiliate or one or more third parties), a computerized Reservation System or such technological substitute(s) as we determine, in our discretion. We will provide software maintenance for the software we license to you to connect to the Reservation System if you are up to date in your payment of Recurring Fees and all other fees you must pay under any other agreement with us or any of our Affiliates. The Facility will participate in the Reservation System, commencing with the Opening Date for the balance of the Term. We have the right to provide reservation services to lodging facilities other than Chain Facilities or to other parties.

4.2.2 You may opt to: (i) use the Reservation System for offering, booking, modifying and communicating Guest Room reservations for the Facility, (ii) link any website operated by you or any of your Affiliates to the Reservation System, and if (iii) comply with all the terms of any Reservation System agreement, including paying all fees required thereunder, and with all of our other requirements regarding the Reservation System. At our request, you will duly execute and deliver any successor agreement to any Reservation System agreement.

4.2.3 You acknowledge and agree that we may allow other lodging facilities owned, operated or licensed by us or our Affiliates, and third parties both within and outside the lodging industry, to use, participate in, lease, license or otherwise share the Reservation System or components thereof in the manner we determine.

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4.3 Sales and Marketing.

4.3.1 We may engage in sales, advertising and marketing activities as we may determine from time to time, including promotion, publicity, public relations, market research, Wyndham Garden by Wyndham website(s) development and maintenance, and other marketing and sales programs, materials, seminars and related activities, including support for the promotion of Wyndham Garden by Wyndham worldwide network and maximizing the general public recognition, acceptance and use of Wyndham Garden by Wyndham, and representing Wyndham Garden by Wyndham at selected trade shows, forums or exhibitions, as well as any joint marketing with any of our Affiliates. We do not act as trustee or in any other fiduciary capacity with respect to these sales, advertising and marketing activities, and we assume no direct or indirect liability or obligation to you with respect thereto.

4.3.2 We may, at our discretion, implement mandatory or optional international, national, regional or local promotional programs (“Regional Programs”). Media advertising copy and other marketing materials may be made available to you in connection with Regional Programs. These Regional Programs may require additional payment or reimbursement from you to us, provided that such costs are allocated on a fair and consistent basis among all participating facilities in the Regional Program.

4.3.3 We may periodically publish a Chain Directory and include the Facility after the Opening Date, provided you submit the information we request on time, and provided further you have cured any default under this Agreement of which we have provided notice under Section 11.2 at the time we arrange for publication.

4.4 Purchasing.

We may offer optional assistance to you with purchasing items used at or in the Facility. Our Affiliates may offer this service on our behalf. We may restrict the vendors authorized to sell proprietary or Mark-bearing items in order to control quality, provide for consistent service or obtain volume discounts. We may maintain and provide to you lists of suppliers approved to furnish Mark-bearing items, or whose products conform to System Standards. We may solicit and accept rebates, fees, commissions, extraordinary discounts or other similar allowances from any third-party supplier as a result of sales to you or business conducted with you.

4.5 The System.

We will control and establish requirements for all aspects of the System. We may, in our discretion, change, delete from or add to the System, including any of the Marks or System Standards, in response to changing market conditions. We may, in our discretion, permit deviations from System Standards, based on local conditions and our assessment of the circumstances. We may, in our discretion, change the designation standards for the Chain and then require that you change the designation of the Facility and related presentation of that designation where it appears. In such case we will grant you a reasonable period for transitioning. We will not be liable to you for any expenses, losses or damages you may sustain as a result of any Mark addition, modification, substitution or discontinuation.

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4.6 Consultations and Standards Compliance.

We will assist you to understand your obligations under System Standards by telephone, mail, during quality assurance inspections, on our websites, through the System Standards Manual, at training sessions and during conferences and meetings we conduct. We will provide electronic, telephone and mail consultation on Chain Facility operation and marketing through our representatives. We will offer you access to any Internet website we may maintain to provide Chain franchisees with information and services, subject to any rules, policies and procedures we establish for its use and access. We may limit or deny access to any such website and to other services offered under this Section while you are in default under this Agreement.

4.7 System Standards Manual and Other Publications.

We will specify System Standards in the System Standards Manual, policy statements or other publications. We will lend you one (1) copy of the System Standards Manual promptly after we sign this Agreement. You will at all times comply with the System Standards. You acknowledge that the System Standards and the System Standard Manual are designed to protect the System and the Marks and not to control the day-to-day operation of your business. We will send you any System Standards Manual revisions and/or supplements as and when issued. We will send you all other publications for Chain franchisees and all separate policy statements in effect from time to time. All System Standards, publications and policy statements will be governed by the versions issued in English.

4.8 Inspections.

We have the unlimited right to conduct unannounced quality assurance inspections of the Facility and its operations, records and Mark usage to test the Facility’s compliance with System Standards and this Agreement. We have the unlimited right to reinspect if the Facility does not achieve the score required on an inspection. We may impose an inspection fee and a reinspection fee as provided in Section 3.9. Our inspections are solely for the purposes of checking compliance with System Standards.

5. Limited Exclusivity.

5.1 Reservation of Rights.

Except as the parties may otherwise expressly provide in this Agreement, we and our Affiliates shall have the absolute right to own, operate, franchise and license any hotel or other lodging facilities or engage in any other business activities, under any name, in any geographic area and at any location (other than the Location), including the ownership, operation and licensing of Chain Facilities and other lodging facilities at one or more locations which may be in direct competition with the Facility, all without regard to any adverse effects of such activities on your business and without any obligation or liability to you. You acknowledge and agree that, except as the parties may otherwise expressly provide in this Agreement, your rights hereunder shall be non-exclusive. You waive, to the fullest extent permitted under law, all claims, demands or causes of action arising from or related to any of the foregoing activities by us or our Affiliates, and further agree that such activities will not give rise to any liability or damages for us and our Affiliates, including liability or damages for claims for unfair competition, breach of contract or breach of the implied covenant of good faith and fair dealing.

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6. Initial Fee.

You shall pay us an Initial Fee of Twelve Thousand Dollars (USD$12,000.00) being USD$100.00 per key on the basis of 120 guest rooms within twenty (20) days of the Effective Date.

7. Recurring Fees and Other Payments.

7.1 Recurring Fees.

You will pay us “Recurring Fees” fifteen (15) days after the month in which they accrue, without billing or demand. Recurring Fees include the following:

7.1.1 A “Royalty” equal to five percent (5.0%) of Gross Room Revenues of the Facility accruing during each calendar month of the Term, starting at the earlier of the Opening Date or the Start Date described in Section 3.3. Subject to modification in Section 18.1.

7.1.2 The “Services Assessment Fees” as set forth in Schedule C, consisting of brand portal and other related services and programs, includes “Reservation Fees”, the “Reconnection Fee”, and the “Quality Circle Fee”. We may use the Services Assessment Fees, in whole or in part, to reimburse our reasonable direct and indirect costs, overhead or other expenses of providing marketing and brand portal services, as well as for working capital purposes. We are not obligated to segregate or separately account for Services Assessment Fees. From time to time, we may and unilaterally without your consent, change the Services Assessment Fees outlined in Schedule C, provided the change is made for all Chain Facilities, and new fees and charges may be assessed for new services, by substituting a new Schedule C or otherwise notifying you. Any such change or new fee will be effective thirty (30) days after notice thereof.

7.2 Commissions.

You will also pay or reimburse us for travel and other agent commissions and third party distribution channel service fees paid for certain reservations and marketing services to generate reservations at the Facility and we will receive certain other compensation for services we provide as set forth in Schedule C. From time to time, we may unilaterally, without your consent, change these fees and commissions, provided the change is made for all Chain Facilities, by substituting a new Schedule C or otherwise notifying you or otherwise where any third party agent, online aggregator or other distribution channel providing reservation and marketing services increase their service fees.

7.3 Interest.

Interest is payable on any past due amount payable to us or any of our Affiliates under this Agreement at the rate of 8 percent (8%) per annum or the maximum rate permitted by Legal Requirements, whichever is less, accruing from the due date until the amount is paid. Notwithstanding the foregoing, your failure to pay all amounts when due constitutes grounds for termination of this Agreement, as provided in Section 11.

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7.4 Transfer Fee.

If a Transfer occurs, your transferee or you will pay us our then current transfer fee (“Transfer Fee”) specified in the System Standards Manuals. The Transfer Fee will not exceed the Initial Fee and application fee we then charge new franchisees.

7.5 Application of Payments.

We may apply any payments by you to any of your past due indebtedness for the Initial Fee, Royalty or any other past due indebtedness to us or any of our Affiliates, notwithstanding any contrary designation by you. You agree that all such payments will be made as and when due without any setoff, deduction or prior demand therefor.

7.6 Adjustment for Taxes and Non-Resident Withholding Taxes.

7.6.1 Al I payments to be made under this Agreement shall be made in cleared funds, without any deduction or set-off for any Taxes (other than non-resident withholding tax), levies, imports, duties, charges, fees and withholdings of any nature now or hereafter imposed by any governmental, fiscal or other authority (“Tax Deduction”), unless required by law.

7.6.2 If you are required by law to make a Tax Deduction from payments made to us, you shall (a) make the required Tax Deduction on the grossed-up amount, (b) remit to us the full amount which we would have received if the Tax Deduction was not required, (c) remit the Tax Deduction to the appropriate governmental authority; and (d) provide us with an original counterpart of a receipt evidencing payment of the Tax Deduction within thirty (30) days of such payment; and (e) set forth in a remittance report to be submitted to us within fifteen (15) days of each such payment the amount of such Tax Deduction, and shall indemnify and hold harmless WRAP and its shareholders and Affiliates and their respective partners, shareholders, directors, officers, employees and agents from and against all liabilities for any unpaid or underpaid taxes (including any liabilities for the payment of interest, surcharges, penalties, damages and expenses) that may be imposed, levied or assessed by the applicable governmental authority.

7.6.3 For the avoidance of doubt, the gross-up provisions of this clause do not apply to withholding tax.

7.7 Payments in U.S. Dollars.

7.7.1 Unless we instruct you otherwise in writing, all payments shall be made in Dollars. You shall maintain a bank account with sufficient funds, on deposit, in Dollars to cover all required and permitted withdrawals. In addition, we reserve the right to require that all payments be made by wire transfer to the account that we indicate, in immediately available funds, and you shall promptly execute and cause to be executed all documents we request to authorize and facilitate the required wire transfers.

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7.7.2 To the extent any payments require conversion to Dollars, whether by electronic funds transfer, wire transfer, or otherwise, such amounts due to us shall be initially calculated in local currency, and then converted to Dollars as of the date upon which such payments are due hereunder (or if the authorized foreign exchange bank designated by us is not open on such date, then the immediately preceding day on which such authorized foreign exchange bank is open), as long as such payments are timely made. Conversion shall be based on the transfer rate at which local currency can be converted to Dollars for transfer to the U.S. at an authorized foreign exchange bank designated by us from time to time. All fees assessed in connection with conversion of currencies or transmittal of payment shall be borne by you. If any payment is made after the due date and the applicable exchange rate in effect on the due date varies from the rate in effect on the date of actual payment, the exchange rate most favorable (of those on the due date and on the date of actual payment) to us shall be used in calculating the amount of the payment to be made by you.

7.8 Payment Restrictions.

You shall notify us immediately in writing if at any time legal restrictions shall be imposed on the purchase of Dollars or the transfer to or credit of a non-resident corporation with payments in Dollars. You shall use your best efforts to obtain any consents or authorizations which may be necessary in order to permit timely payments in Dollars of all amounts payable hereunder. While such restrictions are in effect, we may require you to deposit all amounts due but unpaid as a result of such a restriction in any type of account, in any bank or institution we designate and in any currency we designate that is available to you. We shall be entitled to all interest earned on such deposits. We shall bear all risk of loss with respect to the deposited funds and interest payable thereon once you deposit such funds properly in the designated account. In the event such restrictions are in place for ninety (90) days or longer, we shall have the right, but not the obligation, to terminate this Agreement upon notice to you.

8. Indemnifications.

8.1 Indemnity.

Independent of your obligation to procure and maintain insurance, you will indemnity, defend and hold the Indemnitees harmless, to the fullest extent permitted by law, from and against all Losses and Expenses, incurred by any Indemnitee for any investigation, claim, action, suit, demand, administrative or alternative dispute resolution proceeding, relating to or arising out of any transaction, occurrence or service at, or involving the operation of, the Facility, any payment you make or fail to make to us, any breach or violation of this Agreement, any contract or any Legal Requirements or ruling by, or any act, error or omission (active or passive) of, you, any party associated or affiliated with you or any of the owners, officers, directors, employees, agents or contractors of you or your Affiliates, including when you are alleged or held to be the actual, apparent or ostensible agent of the Indemnitee, or the active or passive negligence of any Indemnitee is alleged or proven. You have no obligation to indemnify an Indemnitee for damages to compensate for property damage or personal injury if a court of competent jurisdiction makes a final decision not subject to further appeal that the Indemnitee engaged in willful misconduct or intentionally caused such property damage or bodily injury. This exclusion from the obligation to indemnify shall not, however, apply if the property damage or bodily injury resulted from the use of reasonable force by the Indemnitee to protect persons or property.

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8.2 Indemnity Procedures.

You will respond promptly to any matter described in the preceding paragraph, and defend the Indemnitee. You will reimburse the Indemnitee for all costs of defending the matter, including reasonable attorneys’ fees, incurred by the Indemnitee if your insurer or you do not assume defense of the Indemnitee promptly when requested, or separate counsel is appropriate, in our discretion, because of actual or potential conflicts of interest. We must approve any resolution or course of action in a matter that could directly or indirectly have any adverse effect on us or the Chain, or could serve as a precedent for other matters.

8.3 Intellectual Property Indemnity.

We will indemnify, defend and hold you harmless, to the fullest extent permitted by law, from and against all Losses and Expenses incurred by you in any action or claim arising from your proper use of the System alleging that your use of the System and any property we license to you is an infringement of a third party’s rights to any trade secret, patent, copyright, trademark, service mark or trade name. You will promptly notify us in writing when you become aware of any alleged infringement or an action is filed against you. You will cooperate with our defense and resolution of the claim. We may resolve the matter by obtaining a license of the property for you at our expense, or by requiring that you discontinue using the infringing property or modify your use to avoid infringing the rights of others.

9. Your Assignments, Transfers and Conveyances.

9.1 Transfer of the Facility. This Agreement is personal to you (and your owners if you are an entity). We are relying on your experience, skill and financial resources (and that of your owners and the guarantors, if any) to sign this Agreement with you. You may finance the Facility and grant a lien, security interest or encumbrance on it without notice to us or our consent. If a Transfer is to occur, the transferee and you must comply with Sections 9.3 and 9.6. Your Franchise is subject to termination when the Transfer occurs, and you hereby agree to a mutual termination of this Agreement on a Transfer. The License is not transferable to your transferee, who has no right or authorization to use the System and the Marks when you transfer ownership or possession of the Facility. The transferee may not operate the Facility under the System, and you are responsible for performing the post-termination obligations in Section 13. You and your owners may, only with our prior written consent and after you comply with Sections 9.3 and 9.6, assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise. Transactions involving Equity Interests that are not Equity Transfers do not require our consent and are not Transfers.

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9.2 Public Offerings and Registered Securities.

You may engage in the first registered public offering or listing on a stock exchange or market of your Equity Interests. You must pay us costs that we may incur in the provision of any Wyndham Garden Suites Genting Highlands – FA documents or support to you that you request from us in relation to this Agreement for the purpose of such. Your Equity Interests (or those of a person, parent, subsidiary, sibling or affiliate entity, directly or indirectly effectively controlling you), are freely transferable without the application of this Section if they are, on the Effective Date, or after the public offering fee is paid, they become, registered under applicable securities laws and listed on an internationally recognized stock exchange or market, provided that any tender offer for at least a majority of your Equity Interests will be an Equity Transfer subject to Section 9.1.

9.3 Conditions.

We may, to the extent permitted by Legal Requirements, condition and withhold our consent to a Transfer until the transferee and you meet certain conditions. If a Transfer is to occur, the transferee (or you, if an Equity Transfer is involved) must first complete and submit our franchise application, qualify to be a franchisee in our sole discretion, given the circumstances of the proposed Transfer, provide the same supporting documents as a new franchise applicant, pay the Transfer Fee then in effect, sign our then-current form of franchise agreement we then offer in conversion transactions and agree to renovate the Facility as if it were an existing facility converting to the System, as we reasonably determine. We will provide a PDR of improvements we will require after the transferee’s application is submitted to us. We may require structural changes to the Facility if it no longer meets System Standards for entering conversion facilities or, in the alternative, condition our approval of the Transfer on one or more of the following: limit the transferee’s term to the balance of your Term, add a right to terminate without cause exercisable by either party after a period of time has elapsed, or allow you to terminate the Franchise when you sell the Facility and pay us Liquidated Damages under Section 12.1. Such payment would be due and payable when you transfer possession of the Facility. We must also receive general releases from you and each of your owners, and payment of all amounts then owed to us and our affiliates by you, your owners, your affiliates, the transferee, its owners and affiliates, under this Agreement or otherwise. Our consent to the transaction will not be effective until these conditions are satisfied.

9.4 Permitted Transferee Transactions.

You may transfer an Equity Interest or effect an Equity Transfer to a Permitted Transferee without obtaining our consent, renovating the Facility or paying a Transfer Fee. No Transfer will be deemed to occur. You also must not be in default under this Agreement and you must comply with the franchise application and notice procedures specified in Sections 9.3 and 9.6. Each Permitted Transferee must first agree in writing to be bound by this Agreement, or at our option, execute the franchise agreement form offered to then prospective franchisees. No transfer to a Permitted Transferee shall release a living transferor from liability under this Agreement or any guarantor under any Guaranty of this Agreement. You must comply with this Section if you transfer the Facility to a Permitted Transferee. A transfer resulting from a death may occur even if you are in default under this Agreement.

9.5 Attempted Transfers.

Any transaction requiring our consent under this Section 9 in which our consent is not first obtained shall be void, as between you and us. You will continue to be liable for payment and performance of your obligations under this Agreement until we terminate this Agreement, all your financial obligations to us are paid and all System identification is removed from the Facility.

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9.6 Notice of Transfers.

You will give us at least thirty (30) days prior written notice of any proposed Transfer or Permitted Transferee transaction. You will notify us when you sign a contract to Transfer the Facility and ten (10) days before you intend to close on the transfer of the Facility. We will respond to all requests for our consent and notices of Permitted Transferee transactions within a reasonable time not to exceed thirty (30) days. You will notify us in writing within thirty (30) days after a change in ownership of twenty-five percent (25%) or more of your Equity Interests that are not publicly held or that is not an Equity Transfer, or a change in ownership of the Facility if you are not its owner. You will provide us with lists of the names, addresses, and ownership percentages of your owner(s) at our request.

10. Our Assignments.

We may assign, delegate or subcontract all or any part of our rights and duties under this Agreement, including by operation of law, without notice and without your consent. We will have no obligations to you after you are notified that our transferee has assumed our obligations under this Agreement except those that arose before we assign this Agreement.

11. Default and Termination.

11.1 Default.

In addition to the matters identified in Sections 3.1 and 3.8, you will be in default under this Agreement if: (a) you do not pay us or any of our Affiliates when a payment is due under this Agreement or under any other instrument, debt, agreement or account with us related to the Facility (including RMA Fees); (b) you do not perform any of your other obligations when this Agreement and the System Standards Manual require; or (c) if you otherwise breach this Agreement. If your default is not cured within fourteen (14) days after you receive written notice from us that you have not filed your monthly report, paid us any amount that is due or breached your obligations regarding Confidential Information, or within thirty (30) days after you receive written notice from us of any other default (except as noted below in Section 11.2), then we may terminate this Agreement by written notice to you, under Section 11.2. We will not exercise our right to terminate if you have completely cured your default, or until any waiting period required by Legal Requirements has elapsed. In the case of quality assurance default, as measured by a quality assurance inspection, if you have acted diligently to cure the default but cannot do so and the default does not relate to health and safety, we may, in our discretion, enter into an improvement agreement with you provided you request such agreement within thirty (30) days after receiving the notice of the failed inspection. If we have entered into an improvement agreement with you, you must cure the default within ninety (90) days after the failed inspection. We may terminate this Agreement, and any rights hereunder, if you do not timely perform the improvement agreement and fail to cure such default within fourteen (14) days after notice thereof.

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11.2 Termination.

We may immediately terminate this Agreement, without an opportunity to cure, if:

(1)	the Opening Date has not occurred by the Opening Date Deadline, effective when we send written notice to you or such later date as required by law or as stated in the notice;
(2)	you do not cure a default as provided in Section 11.1;
(3)	we terminate the Agreement under Section 3.1.5;
(4)	you discontinue operating the Facility as a “Wyndham Garden”;
(5)	you do or perform, directly or indirectly, any act or failure to act that in our reasonable judgment is or could be injurious or prejudicial to the goodwill associated with the Marks or the System;
(6)	you lose possession or the right to possession of the Facility;
(7)	you (or any guarantor) suffer the termination of another franchise or franchise agreement with us or one of our affiliates;
(8)	you intentionally maintain false books and records or submit a materially false report to us;
(9)	you (or any guarantor) generally fail to pay debts as they come due in the ordinary course of business;
(10)	you, any guarantor or any of your owners or agents misstated to us or omitted to tell us a material fact to obtain or maintain this Agreement with us;
(11)	a violation of Section 9 occurs, or a Transfer occurs before the conditions specified in Section 9 are satisfied;
(12)	you or any of your Equity Interest owners contest in court the ownership or right to franchise or license all or any part of the System or the validity of any of the Marks;
(13)	you, any guarantor or the Facility is subject to any voluntary or involuntary bankruptcy, liquidation, dissolution, receivership, assignment, reorganization, moratorium, composition or a similar action or proceeding that is not dismissed within sixty (60) days after its filing;
(14)	you maintain or operate the Facility in a manner that endangers the health or safety of the Facility’s guests; or
(15)	you fail to maintain the standards of quality for the Marks and the System as provided in Section 15 .1.

11.3 Casualty, Condemnation and Political Events.

11.3.1 You will notify us promptly after the Facility suffers a Casualty that prevents you from operating in the normal course of business, with less than seventy-five percent (75%) of guest rooms available. You will give us information on the availability of guest rooms and the Facility’s ability to honor advance reservations. You will tell us in writing within sixty (60) days after the Casualty whether or not you will restore, rebuild and refurbish the Facility to conform to System Standards and its condition prior to the Casualty. This restoration will be completed within one hundred eighty (180) days after the Casualty. You may decide with in the sixty (60) days after the Casualty, and if we do not hear from you, we will assume that you have decided, to terminate this Agreement, effective as of the date of your notice or sixty (60) days after the Casualty, whichever comes first. If this Agreement so terminates, you will pay all amounts accrued prior to termination and follow the post-termination requirements in Section 13. You will not be obligated to pay Liquidated Damages if the Facility will no longer be used as an extended stay or transient lodging facility after the Casualty.

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11.3.2 You will notify us in writing within ten (10) days after you receive notice of any proposed Condemnation of the Facility (’‘Notice of Condemnation”), and within ten (10) days after receiving notice of the Condemnation date. This Agreement will terminate on the date the Facility or a substantial portion is conveyed to or taken over by the condemning authority.

11.3.3 We may terminate this Agreement without penalty or payment of compensation or Liquidated Damages by or to either party if we determine that a Political Event has occurred. We will notify you at least thirty (30) days in advance of the effective date of termination unless emergent circumstances make a shorter notice period necessary in our sole discretion. If this Agreement so terminates, you will pay all amounts accrued prior to termination and follow the post-termination requirements in Section 13.

11.4 Our Other Remedies.

We may suspend the Facility from the Reservation System for any default or failure to pay or perform under this Agreement or any other written agreement with us relating to the Facility, discontinue Reservation System referrals to the Facility for the duration of such suspension, and may divert previously made reservations to other Chain Facilities after giving notice of non-performance, non-payment or default. No such suspension shall constitute a waiver or election of remedies, and we reserve our right to terminate this Agreement in accordance with its provisions. All Recurring Fees and related Services Assessment Fees including Reservation System user fees accrue during the suspension period. We may deduct points under our quality assurance inspection program for your failure to comply with this Agreement or System Standards. Reservation service will be restored after you have fully cured any and all defaults and failures to pay and perform. We may charge you, and you must pay as a condition precedent to restoration of reservation service, a Reconnection Fee specified on Schedule C to reimburse us for our costs associated with service suspension and restoration. We may omit the Facility from the Directory if you are in default on the date we must determine which Chain Facilities are included in the Directory. You recognize that any use of the System not in accord with this Agreement will cause us irreparable harm for which there is no adequate remedy at law, entitling us to injunctive and other relief. We may litigate or file an arbitration demand to collect amounts due under this Agreement without first issuing a default or termination notice. Our consent or approval may be withheld if needed while you are in default under this Agreement or may be conditioned on the cure of all your defaults.

11.5 Your Remedies.

If we fail to issue our approval or consent as and when required under this Agreement within a reasonable time of not less than thirty (30) days after we receive all of the information we request, and you believe our refusal to approve or consent is wrongful, you may file an arbitration demand against us to compel us to issue our approval or consent to the obligation. To the extent permitted by Legal Requirements, this action shall be your exclusive remedy. We shall not be responsible for direct, indirect, special, consequential or exemplary damages, including, but not limited to, lost profits or revenues.

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12. Liquidated Damages.

12.1 Generally.

If we terminate the Franchise under Section 11.2, or you terminate this Agreement (except under Section 11.3), you will pay us within thirty (30) days following the date of termination, Liquidated Damages, as defined in Appendix I. You will also pay any applicable Taxes assessed on such payment and Interest calculated under Section 7.3 accruing from thirty (30) days after the date of termination. Liquidated Damages are paid in place of our claims for lost future Recurring Fees under this Agreement. Our right to receive other amounts due under this Agreement is not affected.

12.2 Condemnation Payments.

In the event a Condemnation is to occur, you will pay us a Condemnation fee equal to the Recurring Fees accrued in the twelve (12) months prior to the Notice of Condemnation, minus the Recurring Fees paid to us from the Notice of Condemnation to the actual event of Condemnation This payment will be made within thirty (30) days after Condemnation is completed (when you close the Facility or you deliver it to the condemning authority or its designee). You shall continue to pay the Recurring Fees due and owing to us during the period in which the Facility is open and operating.

13. Your Duties At and After Termination.

Upon expiration of the Term or if the Franchise or this Agreement terminates for any reason whatsoever:

l 3.1 System Usage Ceases.

You shall use commercially reasonable efforts to promptly and expeditiously: (a) cease all use of the Marks in relation to the Facility and in all advertising and promotional materials for the Facility, including any domain names, telephone number, social media profiles or other digital identifiers, and thereafter refrain from identifying the Facility as a current or former franchisee or otherwise associated with us or our Affiliates, and refrain from any other use of the System and Marks, including any colorable variation of the Marks, in any manner or for any purpose; (b) paint over or remove all signs and sign faces from both the interior and exterior of the Facility; (c) transfer to us or our Affiliates, at our request, or otherwise cancel or delete, any domain names, telephone number, social media profiles or other digital identifiers containing the Marks, including any colorable variation of the Marks; and (d) furnish to us within ninety (90) days after the effective date of termination or expiration, evidence reasonably satisfactory to us of compliance with the foregoing obligations. You shall not identify the Facility with a confusingly similar mark or name, or use the same colors as the System trade dress for signage, printed materials and painted surfaces. Further, you shall cease all use of the Marks and execute documents and otherwise assist us in obtaining your cancellation as a sub licensed user of the Marks. Further, you shall take all steps necessary to change or cancel all business name registrations or other filings that contain or reference in any way the Marks so as to delete all references to the Marks.

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13.2 Other Duties.

You will pay all amounts owed to us under this Agreement within fifteen (15) days after termination. You will owe us Recurring Fees on Gross Room Revenues accruing while the Facility is identified as a “Wyndham Garden”. We may immediately remove the Facility from the Reservation System and divert reservations as authorized in Section 11.4. We may notify third parties that the Facility is no longer associated with the Chain. You must remove software (including archive and back-up copies) for accessing the Reservation System, return all copies of the System Standards Manual, Confidential Information, equipment and all other personal property of ours, and paint over or remove and sell to us for Ten Dollars ($10.00 USD), all or part of any interior or exterior Mark-bearing signage (or signage face plates), including billboards, whether or not located at the Facility. Such must be completed within sixty (60) days after termination. In the event that we must obtain a coUlt order and/or recover the items above, you will promptly pay or reimburse us for our cost of removing such items, net of the Ten Dollars ($10.00 USD) purchase price for signage. We will exercise reasonable care in removing or painting over signage. We will have no obligation or liability to restore the Facility to its condition prior to removing the signage. We shall have the right, but not the obligation, to purchase some or all of the Facility’s Mark-bearing FF&E and supplies at the lower of their cost or net book value, with the right to set off their aggregate purchase price against any sums then owed us by you. You will transfer to us any domain names you own that include any material portion of the Marks. You agree and undertake not to use any advertising and marketing materials you created, or which were created on your behalf, pursuant to Section 3.6.1 and return such material to us as we own all copyrights in such advertising and marketing materials.

13.3 Advance Reservations.

The Facility will honor any advance reservations, including group bookings, made for the Facility prior to termination at the rates and on the terms established when the reservations are made and pay when due all related agents and other fees and commissions. You acknowledge and agree that once a termination or expiration date for this Agreement has been established in accordance with the provisions of this Agreement, we may stop accepting reservations through the Reservation System for any person(s) seeking to make a reservation for a stay on any date on or after the termination or expiration of this Agreement. In addition, when this Agreement terminates or expires for any reason, we have the right to contact those individuals or entities who have reserved rooms with you through the Central Reservation System to inform them that your lodging facility is no longer part of the System. We further have the right to inform those guests of other facilities within the System that are near your Facility in the event that the guests prefer to change their reservations. You agree that the exercise of our rights under this Section will not constitute an interference with your contractual or business relationship.

13.4 Daily Damages.

If you fail to comply strictly with Sections 13.1 and 13.2, then you will pay to us immediately upon demand, as additional Liquidated Damages and not as a penalty, an amount equal to seven percent (7.0%) of the Facility’s average published room rate multiplied by the number of Guest Rooms at the Facility for each day until you comply with all of the obligations set out in Sections 13.1 and 13.2.

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13.5 Survival of Celiain Provisions.

Sections 3.8 (as to audits, for two (2) years after termination), 3.13, 7 (as to amounts accruing through termination), 8, 11.4, 12, 13, 15, 16 and 17 and any other provision that by its nature would survive termination of the Franchise and this Agreement, shall survive termination of the License and this Agreement whether termination is initiated by you or us, even if termination is wrongful.

14. Your Representations and Warranties.

You expressly represent and warrant to us as follows:

14.1 Quiet Enjoyment and Financing.

You own, or will own prior to commencing improvement, or lease, the Location and the Facility. You represent and warrant that you have already obtained (i) valid and legal title to the land or use right of the land and the Facility thereon clear of any security interest, pledge, mortgage, lien, and/or other encumbrance of any kind or you ensure that you will obtain valid and legal title to the land or use right of the land and the Facility thereon clear of any security interest, pledge, mortgage, lien, and/or other encumbrance of any kind before the Opening Date Deadline; and (ii) an uninterrupted, peaceful use, occupation/possession of the Facility and the right to use the land where the Facility is located during the entire Term without restrictions that would interfere with any rights or obligations or relationship of ours or yours as contemplated in this Agreement. You will be entitled to possession of the Location and the Facility during the entire Term without restrictions that would interfere with your performance under this Agreement, subject to the reasonable requirements of any financing secured by the Facility. You have, when you sign this Agreement, and will maintain during the Term, adequate financial liquidity and financial resources to perform your obligations under this Agreement.

14.2 This Transaction.

You and the persons signing this Agreement for you, have full power and authority and have been duly authorized to enter into and perform or cause performance of your obligations under this Agreement. You have obtained all necessary approvals of your owners, Board of Directors and lenders. No executory franchise, license, or affiliation agreement for the Facility exists other than this Agreement. Your execution, delivery and performance of this Agreement will not violate, create a default under or breach of any charter, bylaws, agreement or other contract, license, permit, indebtedness, certificate, order, decree or security instrument to which you or any of your principal owners is a party or is subject or to which the Facility is subject. Neither you nor the Facility is the subject of any current or pending merger, sale, dissolution, receivership, bankruptcy, foreclosure, reorganization, insolvency, or similar action or proceeding on the date you execute this Agreement and was not within the three (3) years preceding such date, except as disclosed in the franchise application. You will submit to us the documents about the Facility, you, your owners and your finances that we request in the franchise application (or after our review of your initial submissions) before or within thirty (30) days after you sign this Agreement. To the best of your knowledge, neither you, your owners (if you are an entity), your Affiliates, your officers, directors or employees or anyone else affiliated or associated with you or the operation, management and financing of the Facility, whether by common ownership, by contract, or otherwise, has been designated as, or is, a terrorist, a “Specially Designated National” or a “Blocked Person” under U.S. Executive Order 13224, in lists published by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or otherwise.

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14.3 Anti-Corruption Laws.

You represent that you have a copy of, and are familiar with, the United States Foreign Corrupt Practices Act, 15 U.S.C. §78dd-2 (the “FCPA”), and the purposes of the FCPA. In particular, you understand the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by a company organized under the laws of the United States of America or any of its states to an official, employee, or officer of, or person acting in an official capacity for, a government or international organization for the purpose of influencing any action or decision, or inducing him to use his influence with the government or organization in a manner contrary to his position or creating an improper advantage to assist a company in obtaining or retaining business for, with, or in that country or organization or directing business to any person. Currently a copy of the FCPA may be found on the Internet at http://www.justice.gov/criminal/fraud/fcpa. You represent and warrant that you will take no action that would constitute a violation of the FCPA or any law. Further, you represent and warrant that you and your Affiliates do and shall comply with all Legal Requirements against corrupt business practices, against money laundering and against facilitating or supporting persons who conspire to commit crimes or acts of terror against any person or government. You agree that you will notify us in writing immediately of the occurrence of any event, which renders the foregoing representations and warranties of this paragraph incorrect.

14.4 No Misrepresentations or Implied Covenants.

All written information you submit to us about the Facility, you, your owners, any guarantor, or the finances of any such person or entity, was or will be at the time delivered and when you sign this Agreement, true, accurate and complete, and such information contains no misrepresentation of a material fact, and does not omit to state any material fact necessary to make the information disclosed not misleading under the circumstances. There are no express or implied covenants or warranties, oral or written, between us and you except as expressly stated in this Agreement.

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15. Proprietary Rights.

15.1 Marks and System.

15.1.1 You will not acquire any interest in or right to use the System or Marks, except for your non-exclusive right to use the System and Marks granted under this Agreement. You will not apply for governmental registration of the Marks, or use the Marks or our corporate name in your legal entity name, but you may use a Mark for an assumed business or trade name filing. We have registered some of the Marks with the appropriate governmental agencies in the country where the Facility is located, as disclosed in Schedule D. You will cooperate with us and our Affiliates in obtaining Marks registrations. We shall have the right to designate supplemental or substitute trademarks or service marks to identify your Facility, without your consent, and such supplemental or substitute marks shall be included in the definition of Marks. Neither us nor our Affiliates shall have any liability or obligation whatsoever with respect to any substitute trademarks or service marks. You will display the Marks and give notices of trademark registrations in the manner prescribed in the System Standards and obtain such licenses, permits and authorizations relating thereto as we may request or as may be necessary or advisable under applicable Legal Requirements. You shall not use any Mark, nor any abbreviation, modification or colorable imitation of a Mark, as part of an electronic media identifier, such as websites, web pages or domain names without our prior written approval. You shall not use any other trademark or service mark in combination with the Marks without the prior written consent of our or our Affiliates. You shall not incorporate any of the Marks as part of any corporate or trade name. You shall not incorporate or use any of the Marks with any prefix, suffix or other modifying trademarks, logos, words, terms, designs or symbols, or in any modified form, use any of the Marks in connection with the sale of any unauthorized product or service or in any other manner not expressly authorized under this Agreement, and will display the Marks in the manner prescribed by us or our Affiliates.

15.1.2 You shall maintain standards of quality with respect to the Marks and the System, including any colorable variation of the Marks, as may be set from time to time by us and our Affiliates with respect to the use of such Marks and System, including any colorable variation of the Marks. You shall follow the written specifications or standards set by us and our Affiliates relating to the type, nature or quality of goods or services sold under and utilizing the Marks and the System. To determine whether you are complying with this Agreement and the quality control standards set forth herein with respect to the Marks and the System, we and our Affiliates shall have the right at any time to inspect the premises of the Facility. You shall permit inspection of the Facility and fully cooperate with representatives of us and our Affiliates during any such inspection.

15.2 Inurements.

All present and future distinguishing characteristics, improvements and additions to or associated with the System by us, you or others, and all present and future service marks, trademarks, copyrights, service mark and trademark registrations used and to be used as part of the System, and the associated good will, shall be the property of us and/or our Affiliates and will inure to the benefit or us and/or our Affiliates. This Agreement does not confer any goodwill interests in the Marks upon you. You acknowledge that upon expiration or termination of this Agreement, no monetary value shall be attributable to any goodwill associated with your use of the Marks. No good will shall attach to any secondary designator that you use.

15.3 Other Locations and Systems.

We and our Affiliates each reserves the right to own, in whole or in part, and manage, operate, use, lease, finance, sublease, franchise, license (as franchisor or franchisee), provide services to or joint venture: (i) distinctive separate lodging or food and beverage marks and other intellectual property which are not part of the System, and to enter into separate agreements with you or others (for separate charges) for use of any such other marks or proprietary rights; (ii) other lodging, food and beverage facilities, or businesses, under the System utilizing modified System Standards; and (iii) a Chain Facility at or for any location beyond the Location. You acknowledge that we are affiliated with or in the future may become affiliated with other lodging providers or franchise systems that operate under names or marks other than the Marks. We and our affiliates may use or benefit from common hardware, software, communications equipment and services and administrative systems for reservations, franchise application procedures or committees, marketing and advertising programs, personnel, central purchasing, approved supplier lists, franchise sales personnel (or independent franchise sales representatives), etc.

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15.4 Confidential Information.

You will take all appropriate actions to preserve the confidentiality of all Confidential Information. Access to Confidential Information should be limited to persons who need the Confidential Information to perform their jobs and are subject to your general policy on maintaining confidentiality as a condition of employment or who have first signed a confidentiality agreement. You will not permit copying of Confidential Information (including, as to computer software, any translation, decompiling, decoding, modification or other alteration of the source code of such software). You will use Confidential Information only for the Facility and to perform under this Agreement. Upon termination (or earlier, as we may request), you shall return to us all originals and copies of the System Standards Manual, policy statements and Confidential Information “fixed in any tangible medium of expression,” within the meaning of the U.S. Copyright Act, as amended. Your obligations under this subsection commence when you sign this Agreement and continue for trade secrets (including computer software we license to you) as long as they remain secret and for other Confidential Information, for as long as we continue to use the information in confidence, even if edited or revised, plus three (3) years. We will respond promptly and in good faith to your inquiry about continued protection of any Confidential Information.

15.5 Litigation.

You will immediately notify us of: (i) any adverse or infringing uses of the Marks (or names or symbols confusingly similar to the Marks), Confidential Information or other System intellectual property, (ii) or any threatened or pending litigation related to the System against (or naming as a party) you or us of which you become aware of; (iii) any objection or claim that the grant of the Franchise or the use of any part of the System pursuant to the terms of this Agreement constitutes a breach or infringement of the rights of any person; and (iv) any claim of any rights in any of the Marks, or any confusingly similar mark within Malaysia of which you become aware. We and our designees alone handle disputes with third parties concerning use of all or any part of the System. You will cooperate with the efforts of us and our designees to resolve these disputes. We need not initiate suit against imitators or infringers who do not have a material adverse impact on the Facility, or any other suit or proceeding to enforce or protect the System in a matter we do not believe to be material. You shall assist us and our Affiliates in taking such action as we may request to stop any infringement activities, but you shall take no action nor incur any expenses on our behalf without our prior written approval.

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15.6 Websites and Internet.

15.6.1 You agree that you have no authority to and will not establish any websites or register any domain names that use or create any association with the Marks or the System nor will you post any advertisements or material on the Internet or Worldwide Web that depict or display the Marks other than as permitted in the System Standards Manual without our prior express written consent. Your use of the Marks in connection with your own Internet or Worldwide Web site shall be governed by the System Standards Manual and by requirements set forth in this Agreement.

15.6.2 You must obtain our prior written approval for your domain name. The domain name shall be registered in our name and licensed to you by us for the Tenn. The form, content and appearance of your Internet and Worldwide Web site also must comply with the System Standards and be approved by us in writing before it is used on the Internet so that we can maintain the common identity of the Chain and the Marks standards.

15.6.3 There must be a hypertext link to our Internet and Worldwide Web site in the form we require. No other hypertext links to third party Internet and Worldwide Web sites are permitted unless previously approved by us in writing.

15.6.4 You acknowledge that e-commerce is a rapidly developing field and that we have the right to issue guidelines and modify System Standards that may vary this Section 15.6. You acknowledge that these guidelines and modifications will be legally binding on you to the extent permitted by applicable law.

15.6.5 On termination or expiration of this Agreement, the license of the domain names to you will automatically terminate and you shall undertake all such actions as we require to disassociate yourself with the Internet and Worldwide Web site and the domain name.

15.6.6 For the avoidance of doubt, nothing contained in this Section 15.6 shall restrict your freedom to use and promote your business via the Internet and Worldwide Web except to the extent that the exercise of such right may involve the use of the Marks.

16. Relationship of Parties.

16. l Independence.

You are an independent contractor. You are not our legal representative or agent, and you have no power to obligate us for any purpose whatsoever. We and you have a business relationship based entirely on and circumscribed by this Agreement. No partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. You will exercise full and complete control over and have full responsibility for your contracts, daily operations, labor relations, employment practices and policies, including, but not limited to, the recruitment, selection, hiring, disciplining, firing, compensation, work rules and schedules of your employees. You agree and acknowledge that we have no role, responsibility or liability whatsoever towards the operation, management and maintenance of the Facility.

16.2 Joint Status.

If you comprise two or more persons or entities (notwithstanding any agreement, arrangement or understanding between or among such persons or entities) the rights, privileges and benefits of this Agreement may only be exercised and enjoyed jointly. The liabilities and responsibilities under this Agreement will be the joint and several obligations of all such persons or entities.

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16.3 Covenant of Good Faith.

We and you acknowledge and agree that this Agreement (and the relationship of the parties which arises from this Agreement) grants us the right to make decisions, take actions and/or refrain from taking actions not inconsistent with your explicit rights and obligations under this Agreement that may affect favorably or adversely your interests. You understand and agree that we may operate and change the System and our business in any manner that is not expressly and specifically prohibited by this Agreement. Whenever we have reserved in this Agreement a right and/or discretion to take or withhold an action, or to grant or decline to grant you a right to take or withhold an action, except as otherwise expressly and specifically provided in this Agreement, we may make our decision or exercise our right and/or discretion on the basis of our judgment of what is in our best interests, including without limitation our judgment of what is in the best interests of the Chain and our Affiliates, at the time our decision is made, without regard to: (i) whether we could make other reasonable or even arguably preferable alternative decisions or actions; (ii) whether our decision or the action we take promotes our or our Affiliates financial or other individual interests; (iii) whether our decision or the action we take applies differently to you and one or more other franchisees; or (iv) whether our decision or the exercise of our rights is adverse to your individual interests or the individual or collective interests of any other particular franchisees. We will have no liability to you for any such decision or exercise of our rights or discretion.

17. Legal Matters.

17.1 Partial Invalidity.

17.1.1 The provisions of this Agreement shall apply to the maximum extent permitted under Legal Requirements, and are without prejudice to any other rights provided for by Legal Requirements. If all or any part of a provision of this Agreement violates Legal Requirements, such provision or part will not be given effect. If all or any part of a provision of this Agreement is declared invalid or unenforceable, for any reason, or is not given effect by reason of the prior sentence, the remainder of the Agreement shall not be affected. However, if in our judgment the invalidity or ineffectiveness of such provision or part substantially impairs the value of this Agreement to us, then we may at any time terminate this Agreement by written notice to you without penalty or compensation owed by either party.

17.1.2 Notwithstanding Section 17.1.1: (a) if any Legal Requirements requires a greater prior notice of the termination of or refusal to enter into a successor franchise than is required hereunder, a different standard of “good cause”, or the taking of some other action not required hereunder, the prior notice, “good cause” standard and/or other action required by such law shall be substituted for the comparable provisions hereof; and (b) if any provision of this Agreement or any specification, standard or operating procedure prescribed by us is invalid or unenforceable under Legal Requirements, we have the right, in our sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to make it valid and enforceable.

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17.2 Waivers, Modifications and Approvals.

If we allow you to deviate from this Agreement, we may insist on strict compliance at any time after written notice. Our silence or inaction will not be or establish a waiver, consent, course of dealing, implied modification or estoppel. All modifications, waivers, approvals and consents of or under this Agreement by us must be in writing and signed by our authorized representative to be effective. We may unilaterally revise Schedule C when this Agreement so permits.

17.3 Notices.

17.3.1 All notices, requests, reports and other communications permitted or required to be delivered by this Agreement shall be in writing in the English language and may be delivered personally, or sent by a commercial courier service or prepaid registered post, or by facsimile transmission, or by electronic mail addressed to the other party hereto at its address, facsimile number or electronic mail address set forth below or at such other address, facsimile number or electronic mail address either party may designate in writing in accordance with Section 17.3.3 below.

17.3.2 Any such notice, request, report or communication shall be deemed to have been duly served:

(a) at the time of delivery when personally delivered; or

(b) three (3) working days after dispatch by an internationally recognized commercial courier service or posting by prepaid registered post; or

(c) upon the receipt of the transmission report by the sender, indicating that the notice or communication has been sent in full to the recipient’s facsimile number when sent by facsimile, provided that a copy is also delivered personally, or by a commercial courier service or prepaid registered post, or by electronic mail; or at the time shown in a delivery confirmation report generated by the sender’s electronic mail system which indicates that delivery of the electronic mail to the recipient’s electronic mail address has been completed.

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17.3.3 Any party may change the address, facsimile number or electronic mail address to which notices, requests, reports and other communications hereunder are to be delivered by giving the other party notice of such change. Such notice shall be defined in accordance with this Section 17.3.

Our address:

Wyndham Hotel Asia Pacific Co. Limited

88 Market Street, CapitaSpring #47-05, Singapore 048948

Attention: President, Asia Pacific; Fax No.: +65 6222 0789

Email: legal.seapr@wyndham.com

With a courtesy copy to:

Legal Depattment, 22 Sylvan Way, Parsippany, NJ 07054, United States of America

Attention: General Counsel; Fax No.: +1 (973) 753-7947

Your address:

Antharas M Sdn. Bhd.

No. 140, Jalan Maarof Bangsar 59100, Kuala Lumpur W.P. Kuala Lumpur Malaysia

Attention: Tan Su Cheng (Director); Teh Kean Yong (Director)

Email: sucheng@antharas.com.my: kenneth@antharas.com.my

17.4 Registration of Franchise.

You understand and agree that it is the Franchisee’s sole responsibility to register this franchise with the Registrar of Franchises in Malaysia, at your own cost and expense, in accordance with the Franchise Act 1998, and with any applicable laws and regulations in Malaysia. You shall indemnify us for any loss or damage resulting from failure by you to record the Agreement in accordance with this clause.

17.5 Remedies.

Except as otherwise expressly provided, remedies specified in this Agreement are cumulative and do not exclude any remedies available at law or in equity. The non-prevailing party will pay all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party to enforce this Agreement or collect amounts owed under this Agreement.

17.6 Miscellaneous.

This Agreement is exclusively for the benefit of the parties. There are no third party beneficiaries. No agreement between us and anyone else is for your benefit. The section headings in this Agreement are for convenience of reference only.

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17.7 Choice of Law; Dispute Resolution.

17. 7.1 This Agreement will be governed by and construed under the laws of Malaysia, except for its conflicts of law principles.

17.7.2 We, as an alternative or supplement to arbitration pursuant to Section 17.7.3, may obtain in any comt of competent jurisdiction any provisional or preliminary relief in aid of arbitration, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause us irreparable harm. Any such application to a court for provisional or preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. We may have such injunctive relief, without bond, but upon due notice, in addition to such further and other relief as may be available at equity or law, and your sole remedy in the event of the entry of such injunction, shall be its dissolution, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any such injunction being expressly waived hereby). You and each of your owners acknowledges that any violation of Sections 13.1 and 13.2 would result in irreparable injury to us for which no adequate remedy at law may be available. Accordingly, you and each of your owners consents to the issuance of an injunction prohibiting any conduct in violation of any of those sections and agrees that the existence of any claim you or any of your owners may have against us, whether or not arising from this Agreement, shall not constitute a defense to the enforcement of any of those sections.

17.7.3 Subject to Section 17.7.2 and upon written notice to all parties, all controversies, disputes or claims arising between us, any of our Affiliates or any of our respective officers, directors, agents, employees and attorneys, and you, your guarantors, any of your Affiliates or any of your respective officers, directors, agents, employees and attorneys, arising out of or related to the relationship of the parties hereto or this Agreement, including any question regarding its existence, validity or termination (the “Dispute”), shall be referred to and finally resolved by arbitration under the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) in force at the time of filing the arbitration demand, which rules are deemed to be incorporated by reference into this clause. The proceeding will be subject to the following procedural rules:

17.7.3.1 This Section 17.7.3 is governed by the laws of Singapore, notwithstanding any other law the parties may have chosen to govern this Agreement.

17.7.3.2 The seat of arbitration shall be Singapore.

17.7.3.3 The tribunal shall consist of a single arbitrator to be appointed by the President of the Court of Arbitration of the SIAC.

17.7.3.4 The arbitration proceedings shall be conducted in the English language in Singapore.

17.7.3.5 The arbitrator shall be bound by, and shall strictly enforce the terms of, this Agreement and shall not limit, expand or otherwise modify its terms.

17.7.3.6 The arbitrator shall endeavor to conclude the proceedings and issue their award within two hundred ten (210) days from the appointment of the sole arbitrator, and shall adopt such reasonable procedures regarding case management, procedures, evidence and briefing as may be appropriate towards achieving that end; provided, however, that the parties may jointly agree in writing to extend this 210-day deadline, or the arbitrator may unilaterally extend this deadline in their sole discretion if they determine that this is required in the interests of justice.

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17.7.3.7 The liability for the arbitration costs and related costs including the costs of enforcement of the arbitration award shall be determined by the arbitrator.

17.7.3.8 The arbitrator shall have the power to grant any remedy or relief that they deem just and equitable, including specific performance and injunctive relief, whether interim and/or folal, and any provisional measures ordered by the arbitrator may be enforced by any court of competent jurisdiction. In addition, and notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking any provisional/preliminary relief from any court of competent jurisdiction in aid of arbitration, including temporary restraining orders and preliminary injunctions, against conduct or threatened conduct for which no adequate remedy at law may be available or which may cause either party irreparable harm. Any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

17.7.3.9 The decision and award of the arbitrator shall be in writing and state the reasons for such decision and award. The decision and award shall be conclusive and binding upon all parties to the arbitration proceedings, and each party thereto waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal of, or collateral attack against, such award. Judgment upon any awards rendered by the arbitrator may be entered in any court of competent jurisdiction, including any court having jurisdiction over any of the parties or their assets.

17.7.3.10 The arbitrator, the parties, their representatives and participants shall hold the existence, contents and result of any arbitration in confidence, except to the limited extent necessary to enforce a final settlement agreement, to obtain enforcement of the arbitrator’s decision and award, or as otherwise required by law.

17.7.3.11 For the purposes of the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, the parties agree that the relationship among the parties is commercial in nature and any disputes between or among the parties related to this Agreement shall be deemed commercial.

17.7.3.12 The prevailing party in any suit or other action arising out of or related to this Agreement is entitled to recover its reasonable fees, costs and expenses relating to the action or the Dispute, including reasonable attorneys’ fees, expenses and disbursements, and fees, costs and expenses relating to any arbitration or other action.

17.8 Special Acknowledgments.

You acknowledge the following statements to be true and correct as of the date you sign this Agreement, and to be binding on you.

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17.8.1 Neither we nor any person acting on our behalf has made any oral or written representation or promise to you on which you are relying to enter into this Agreement that is not written in this Agreement. You release any claim against us or our agents based on any oral or written representation or promise not stated in this Agreement.

17.8.2 This Agreement, together with the appendices and schedules attached, is the entire agreement superseding all previous oral and written representations, agreements and understandings of the parties about the Facility and the Franchise.

17.8.3 You acknowledge that no salesperson has made any promise or provided any information to you about projected sales, revenues, income, profits or expenses from the Facility, except as stated in a writing that is attached to this Agreement.

17.8.4 You understand that the franchise relationship is an arm’s length, commercial business relationship in which each party acts in its own interest.

17.9 Non-Compete.

In order to protect our intellectual property rights and maintain the common identity and reputation of Chain Facilities, neither you, any of your Affiliates, nor any of your officers, directors, general partners or owners of twenty-five percent (25%) or more of your Equity Interests, may at any time during the Term: (a) own, operate, lease, manage or franchise any lodging facility within five hundred (500) meters of the Facility that provides transient lodging accommodations, other than the Facility, unless we or our Affiliate franchises or licenses the facility, and/or (b) operate a time share resoll, vacation club, vacation ownership interval ownership program, residence club, fractional ownership residence, condominium/apartment leasing or rental business, or the like, for any facility or business located within five hundred (500) meters of the Facility that shares directly or indirectly, common areas, amenities, recreation facilities, services, supplies or support activities with the Facility, and you shall provide a written guarantee to us of the foregoing. You will use any information obtained through the Reservation System to refer guests, directly or indirectly, only to Chain Facilities.

17.10 Government Approval or Review.

All rights and obligations of the parties herein are expressly subject to any required government approval, registration or recordation. The parties will cooperate with each other in connection with any dealings with all governmental authorities regarding this Agreement. Neither party will submit any information to any governmental authority with respect to this Agreement without the other’s prior written approval which approval will not be unreasonably withheld unless such submission is part of a dispute between the parties.

17.11 Execution and Further Assurances.

To facilitate the execution of this Agreement by geographically separated parties, it may be executed in two or more counterparts, all of which shall constitute one agreement. The execution by one party of any counterpart shall be sufficient execution by that party whether or not the same counterpart has been executed by any other party. This Agreement shall become effective when each party has signed at least one counterpart. All facsimile executions shall be treated as originals for all purposes. The parties shall do and cause to be done all such acts, matters and things and shall execute and deliver all such documents and instruments (including registered user agreements with respect to the Marks) as shall be required to enable the parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Agreement.

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17.12 Language.

This Agreement has been executed in English. If it is executed in another language as well, the English version will control for all purposes, including any controversies, disputes or claims that will be resolved by arbitration or other legal proceeding. If a version translated into another language is required, we will prepare the translation, and you agree to accept the translation for use in such action. All communication between you and us will be in English. If translation of any communication into another language is required, you will be responsible for any costs incurred to accomplish this, including any cost we incur in order to verify that a translation you provide is accurate.

18. Special Stipulations.

The following special stipulations apply to this Agreement and supersede any inconsistent or conflicting provisions. You acknowledge that these stipulations and any changes made to the body of the Agreement at your requests or in response to other changes to our form agreement are the product of arms’ length negotiations with us and represent mutually agreed, material inducements to enter into this Agreement, beneficial to you and supported by adequate consideration from both parties. These are personal to you and are not transferable or assignable except to a Permitted Transferee.

18.1 Reduced Royalty Fees.

Notwithstanding Section 7.1.1, you will pay a “Royalty Fee”, which shall be four and a half percent (4.5%) of Gross Room Revenues of the Facility accruing during each calendar month of the Term, starting at the earlier of the Opening Date or the Start Date described in Section 3.3.

18.2 Construction Schedule. On or before the dates specified below, you shall complete the following items accordingly:

Construction Requirements	By (Date)

Submission of proposed plans to us	Effective Date

Commencement of construction in conformity with approved final plans	Construction already commenced.

Completion of construction	30 June 2024

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If you fail to deliver any of the above items within the specified time lines (or any other such timelines as agreed by us) as set out above, we shall have the option to terminate this Agreement without compensation to you and you shall pay us the Liquidated Damages as set out in Section 12.

18.3 Stamp Duty

For the avoidance of doubt, you will pay when due any stamp duty, including stamp duty which is calculated on an ad valorem basis, and will be responsible for attending to the stamping of this Agreement and payment of any penalty in the event of delay in stamping.

18.4 Strata-title Obligations

18.4.1 Condotel Agreements and Materials

a.	You shall, at your expense, prepare the following items for our review and approval in accordance with Section 18.4.1 (b), as soon as such items are available in draft form, but in any event prior to commencing any sales and marketing activities of the Condotels:

i.	any and all materials which use the Marks, in the marketing, advertising, sales, advance reservations, and public relations materials, brochures and mailings, (including the website of the Facility and those websites used to sell the Condotels including any social media pages or platforms) and any signage, used by you in connection with the marketing and sale of the Condotels (“Marketing Materials”);

ii	any and all disclosure materials for the sale of the Condotels required under Legal Requirements, including any prospectus, public offering statement or offering circular;

iii.	reasonably detailed designs, layouts and floor plans for the Condotels and reasonably detailed drawings and information regarding the standard features for the Condotels.

iv.	reasonably detailed information regarding the location, design and operation of the sales center(s) and model Condotels; and

v.	a detailed sales and marketing plan for the sale of the Condotels outlining the strategy for marketing and selling the Condotels (“Sales and Marketing Plan”).

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For the purposes of this Section 18.4, all documentation outlined in Section 18.4.1(a)(i) to (v) shall be known as the (“Developer Sale Materials”).

b.	Developer Sale Materials are subject to the below review procedure:

i.	All Developer Sale Materials will be submitted to us for review and approval prior to release or distribution to the public, any Governmental Authority, and prior to commencing any sales and marketing activities of the Condotels.

ii.	We shall review the Developer Sale Materials within thirty (30) days of our receipt of the Developer Sale Materials.

iii.	We may, in our sole and absolute discretion, withhold our approval of any and all Developer Sale Materials to the extent such Developer Sale Materials include our Marks. Our approval of any other Developer Sale Materials shall not be unreasonably withheld, however we reserve the right to disapprove any Developer Sale Materials which we reasonably deem non-compliant with Legal Requirements.

iv.	Should we withhold our approval of any Developer Sale Materials, we shall provide reasonable details of the reasoning for such disapproval and shall provide you the opportunity to amend the Developer Sale Materials and re-submit such Developer Sale Materials for re-approval.

c.	You shall ensure that:

i.	the Condotel Management Agreement and any Facilities Use Agreement shall be drafted in such a way that they do not have any adverse impact and are otherwise consistent your rights, duties and responsibilities under this Agreement;

ii.	all Marketing Materials contain the Disclaimer;

iii.	unless each Sale and Purchase Contract includes the clauses as set out in the Purchaser Acknowledgement Form, all purchasers or potential purchasers of a Condotel sign the Purchaser Acknowledgement Form as set out in Schedule H, a copy of which shall be sent by you to us to retain in our files; and

iv.	you represent and warrant to us that the terms of this Agreement and the matters contemplated herein are permitted under, and do not conflict in any respect with:

1.	the Sale and Purchase Contracts and any other agreements or deeds of covenant that you have entered into with respect to the Condotels;

2.	the mandate or constitution or terms of operation of any applicable association or rules and regulations in force and effect with respect to the Condotels from time to time;

3.	any and all Legal Requirements; and

4.	you shall ensure that this remains the case throughout the Term.

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18.4.2 Common Areas and Governing Documents

a.	You will retain ownership of the Common Areas and all key amenities and facilities which are to be accessible to guests of the Facility including but not limited to areas such as the lobby, fitness area, pool and lounge.

b.	You will ensure that the Governing Documents include:

i.	a restriction on Condotel Owners that they may only rent or lease their Condotels through the Rental Program operated by you.

ii.	a prohibition that no Condotel can be leased out for less than twelve (12) months in duration (excluding any Condotel Management Agreement between the Condotel Owner and you).

c.	You are responsible for creating all necessary Governing Documents and ensuring all Condotel Owners are aware of such Governing Documents at the time of purchase of a Condotel.

18.4.3 Condotel Management Agreement

a.	You covenant and warrant at all times during the Term that:

i.	each Condotel Management Agreement will comply with Legal Requirements and will grant you the right to exclusively manage such Condotels in the Facility;

ii.	you will comply with all the terms of the Condotel Management Agreement and will not do anything, and will not allow anything to occur, which will cause it to be in breach of the various Condotel Management Agreements and Legal Requirements;

iii.	you will not agree to any changes to the Condotel Management Agreement that could impact our rights under this Agreement without our prior written consent;

iv.	you will be responsible for registering all Condotel Management Agreement with the relevant authority and obtain any real estate or property management licenses (including such licensing as required to enable nightly rentals) as applicable in Malaysia;

v.	you will be responsible for translation of the Developer Sale Materials if required by us or by Legal Requirements into English or Malay as the case may be; and

vi.	all communication with Condotel Owners related to the performance of the Rental Program and related administration (including the distribution of any rental proceeds) will be your responsibility.

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b.	You will ensure that the Condotel Management Agreement includes the following requirements:

i.	to assist with the maintenance of Condotels and the upkeep of the System Standards, you will ensure that there is an effective mechanism for maintaining and collecting amounts for the upgrading of Condotels to meet System Standards throughout the Term;

ii.	Condotels in the Rental Program must be refurbished when a Renovation Notice is issued under Section 3.16. Should a Condotel fail to comply with the System Standards, you shall have the right to terminate the Condotel Management Agreement and the Condotel Owner shall not be able to use the Marks in connection with the Condotels nor rent or independently lease the Condotels in accordance with the restrictions contained in the Governing Documents;

iii.	Condotel Owners may not make any changes, modifications or alterations to their Condotels unless such changes are in accordance with the Governing Documents and comply with the System Standards, or are required by any Legal Requirements; and

iv.	Condotels subject to a Condotel Management Agreement cannot be removed from the Rental Program during the Term of this Agreement.

c.	With respect to the Condotels, you agree that it shall be optional for all Condotel Owners to enter into the Rental Program. However, you shall ensure that at least 70 of all Condotels are subject to a Condotel Management Agreement with a term and termination rights consistent with those set out in this Agreement. For the avoidance of doubt, there may be more than 70 of all Condotels participating in the Rental Program, but the number must not at any time during the Term fall below 70.

18.4.4 Rental Program Revenue and Financial Accounting

a.	All revenue collected as part of the letting of the Condotels under the Rental Program shall form part of the Gross Room Revenue of the Facility.

b.	If the Rental Program is structured as a guaranteed return, then you will make it clear in all dealings and documentation with Condotel Owners that we are not responsible for fulfilling this rental guarantee and have not made any representations or forecasts to this effect.

18.4.5 Development and Operation of Condotels

a.	The Condotels shall be planned, developed, constructed, equipped, furnished and fitted out in accordance with the System Standards.

b.	You shall at your sole cost, obtain insurance to cover risk against construction defect claims with respect to the Condotels in an amount and on such terms as we approve in writing from time to time.

c.	If by the Opening Date, not all of the Condotels are sold and subject to Condotel Management Agreements and the remaining unsold Condotels are held by you or your Affiliates, you shall ensure that such unsold Condotels will form part of the Facility inventory.

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d.	You shall:

i.	settle all disputes arising out of, or in connection with the Condotel Management Agreements or your performance of the Condotel Management Agreements without any recourse to or involvement by us or our Affiliates or any possible adverse impact in any way to the operation of the Facility; and

ii.	immediately notify us of any claim, litigations, proceedings or investigations by a Governmental Authority or any other person pending or threatened against you, or relating to you or your properties, business, sales of the Condotels which would affect the Facility or the ability of you to carry out your obligations under this Agreement or the Condotel Management Agreements.

18.4.6 Sales and Marketing of the Condotels

a.	You acknowledge the substantial value and goodwi II of the Marks accruing to us and agree not to use the Marks in any manner which may, in our judgment, be in bad taste, be inconsistent with the System Standards, harm or jeopardize the Marks or our reputation, dilute or damage the reputation of high-quality service symbolized by the Marks, or in any way disparage us, including the manner and placement of any Marketing Materials.

b.	Youshall:

i.	at your expense, conduct the sales and marketing activities for the Condotels in a high-quality, professional and courteous manner, in accordance with Legal Requirements, consistent with the standards of the Marks and the terms and conditions of this Agreement and within the territories and countries agreed to by us in advance;

11.	ensure at all times that any sales center set up for the sale of the Condotels, and the marketing, advertising, promotion and sales of the Condotels comply with the standards of the Marks as advised by us from time to time.

c.	All persons, including real estate brokers and agents, marketing agents, advertising agents, operations personnel and other professionals and consultants retained by you in connection with the marketing and sale of the Condotels (“Sales Personnel”) shall be instructed to perform their responsibilities consistent this Agreement and Legal Requirements. For this purpose you may disclose the terms of this Section 18.4 to such Sales Personnel for the purpose of ensuring compliance in accordance with this Section 18.4.6(c).

d.	You shall provide appropriate training, or ensure that appropriate training has been provided, to all Sales Personnel and persons acting for or on behalf of you who are responsible for the marketing and sale of the Condotels, and ensure that all persons perform their responsibilities consistent with this Agreement and Legal Requirements.

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e.	You shall, at your expense, promptly take any and all such actions requested by us and immediately cease and desist any activity that we determine to be inconsistent with this Agreement upon such notice from us.

f.	You shall not:

i.	sell or lease any Condotels (including through any installment sale or financing transaction that is in substance a sale or lease of a) or market any Condotels other than on an arms-length basis consistent with the then prevailing market terms;

ii.	undertake, permit or allow any action in connection with the sales and marketing of the Condotels or the Developer Sale Materials that would constitute the sale of the Condotels or any such related activities to constitute a public offering of Securities under any Legal Requirements;

iii.	advertise or promote (nor permit third parties to advertise or promote) any business, services or products anywhere on the Facility that, in our reasonable determination, may have a material negative effect on us, the Marks or the System Standards.

18.4.7 Our monitoring activities

a.	We shall have the right, but not the obligation, 111 our discretion, (through our employees, agents or representatives) to:

i.	monitor, and to cause independent third parties to monitor, you and your Sales Personnel’s sales and marketing activities related to the Condotels, including use of “secret shoppers”, in order to ensure compliance with the provisions of this Agreement and the Developer Sale Materials;

ii.	enter the Facility, any sales site used for the sales and marketing of the Condotels and any other portion of the Facility without unreasonably interfering with the operations of the relevant locations, to determine whether the Sales Personnel and you are in compliance with this Agreement and the Developer Sale Materials;

iii.	take photographs and video footage of the interior and exterior of the Condotels and any applicable sales site used for the sales and marketing of the Condotels, and we may use the photographs and video footage for such purposes as we deem appropriate including advertising, promotional, training, marketing, and public relations, without any compensation to you or your Sales Personnel; and

iv.	examine and evaluate the quality of the training provided to Sales Personnel, employees, agents or representatives at any applicable sales site used for the sales and marketing of the Condotels and interview such employees, agents or representatives.

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b.	We may invoice you for our reasonable costs of undertaking the monitoring activities as listed in this Section 18.4.7 (including travel, lodging, meals, incidental services and professional costs) provided a pre-agreed monitoring budget is established between you and us.

18.4.8 Sale Websites

a.	Any website created by you or your sales agents/ personnel for the sale of the Condotels (“Sale Websites”) shall be considered part of the Marketing Materials and shall:

i.	be subject to the approval process as set out under Section 18.4.1 (b );

ii.	be hosted and maintained in accordance with prevailing industry best practices by a reputable vendor;

iii.	clearly disclose that you and us are separate legal entities that are not affiliated and that we are not responsible for any of the content listed on the Sale Websites;

iv.	contain the Disclaimer and your privacy policy that is compliant with relevant Legal Requirements;

v.	only use a Uniform Resource Locator (“URL”) that has been prior approved by us in our sole and absolute discretion where such URL lists any of the Marks; and

vi.	be subject to signed documents between you and us where you ensure that such ownership of the URL vests in us to the extent the URL contains any of the Marks.

b.	We shall have the right to take any and all action required to shut down, cease or remove any Sale Website that does not comply with this Agreement and charge the reasonable costs incurred by us in doing so to you.

18.4.9 No relationship between the parties in relation to Condotels

a.	In this Agreement, you are expressed as having certain obligations and undertakings, and making certain representations and warranties. It is understood and agreed that, as between you and us, you are deemed to be making these commitments and representations on your own behalf, on behalf of your Affiliates and on behalf of the Condotel Owners and any Association (as applicable).

b.	We have no direct or indirect relationship with or obligation to the Condotel Owners and/or any Association (as applicable) and make no commitment whatsoever with respect to the Condotel Owners and/or any Association, other than as expressly set forth in this Agreement.

c.	For all intents and purposes of this Agreement and the operation of the Facility, we shall consider you to be the owner of all Condotels and Common Areas comprising the Facility from time to time and this Agreement shall be construed and interpreted accordingly.

18.4.10 Your continuing indemnity

a.	The indemnity by you to us contained in Section 8.1 shall also cover anything in respect of the Condotel Owners and/or any Association (as applicable) or any management corporation representing them, the Condotel Management Agreements, the Developer Sale Materials or the matters contemplated therein.

b.	Without limiting another section or obligation under this Agreement, you understand and acknowledge that you are solely responsible for all costs, expenses and taxes incurred by, and assessed to, you with respect to the Facility, the sale of the Condotels, and your compliance with this Agreement.

{Signature Page Follows}

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first stated above.

WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED		ANTHARAS M SDN. BHD.

Applies to Franchise Agreement - Wyndham Garden Suites Genting Highlands

By:	/s/ Joanne Simpson	By:	/s/ Teh Kean Yong
Print Name:	Joanne Simpson	Print Name:	Teh Kean Yong
Title:	Director	Title:	Director

Wyndham Garden Suites Genting Highlands - FA

APPENDIX I

DEFlNITIONS

Affiliate means any person that, directly or indirectly, controls, is controlled by, or is under common control with, the referenced party. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the referenced party, or the power to veto major policy decisions of the referenced party, whether through the ownership of voting securities, by agreement, or otherwise.

Affinity Programs means the member benefits sales program jointly participated by us and our affinity groups and organizations, as stated in Schedule C.

Agreement means this Franchise Agreement, including any Schedules, Appendices or other similar documents attached hereto, as amended, supplemented, replaced or otherwise modified in accordance with the provisions contained herein.

Average Monthly Recurring Fees means one-twelfth (1/12) of the total Royalties and Services Assessment Fees for the twelve (12) full calendar months immediately preceding the event requiring a determination of the Average Monthly Recurring Fee.

Casualty means destruction or significant damage to the Facility by act of God or other event beyond your reasonable anticipation and control.

Chain means the network of Chain Facilities.

Chain Facility means a lodging facility we own, lease, manage, operate or authorize another party to operate using the System and identified by the Marks.

Common Areas means the common areas of the Facility compns111g all areas that are not designated for the exclusive use of any Condotel Owner and includes items such as shared spaces, corridors, access and perimeter roads, and sewage plants.

Condemnation means the taking of the Facility for public use by a government or public agency legally authorized to do so, permanently or temporarily, or the taking of such a substantial portion of the Facility that continued operation in accordance with the System Standards, or with adequate parking facilities, is commercially impractical, or if the Facility or a substantial portion is sold to the condemning authority in lieu of condemnation.

Condotel(s) means those 120 guest rooms in the Facility as identified 111 Schedule B of this Agreement.

Condotel Owner(s) means those individual purchasers of the Condotels.

Condotel Management Agreement means that agreement entered into between Antharas M Sdn. Bhd. and individual purchasers of the Condotels where the Condotel is leased back to the Franchisee to use as inventory in the Facility as identified in Schedule B of this Agreement.

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Confidential Information means any trade secrets we own or protect and other proprietary information not generally known to the lodging industry including the System Standards Manual or information we otherwise impart to you and your representatives in confidence during training or otherwise, whether or not marked as confidential. Confidential Information includes Guest Data and the Systems Standards Manuals and all other manuals and documentation, such as those on the subjects of employee relations, finance and administration, field operation, purchasing and marketing, the Reservation System software and applications software.

Developer means_Antharas Hills Sdn. Bhd., your majority shareholder, who has been granted rights by the Land Owner to develop the Location, and thereafter control the management and operation of the Facility (including the sale of the Condotel(s) in the Facility).

Design Standards mean standards specified in the System Standards Manual from time to time for design, construction, renovation, modification and improvement of new or existing Chain Facilities, including all aspects of facility design, number of rooms, rooms mix and configuration, construction materials, workmanship, finishes, electrical, mechanical, structural, plumbing, HY AC, utilities, access, life safety, parking, systems, landscaping, amenities, interior design and decor and the like for a Chain Facility.

Directory means the general purpose electronic directory we may publish from time to time listing the names and addresses of Chain Facilities.

Disclaimer means the below required statement for use in all Marketing Materials for the Condotels:

“Wyndham Garden Suites Genting Highlands” (“Project”) is not owned, developed, or sold by Wyndham Hotel Asia Pacific Co. Limited or its affiliates (“Wyndham”). Antharas M Sdn. Bhd. (and/or its affiliate company), is independently owned and operated from Wyndham and is solely responsible for the ownership, development, and operation of the Project.

Antharas M Sdn. Bhd. uses the WYNDHAM GARDEN brand and certain trademarks pursuant to a limited, non-exclusive, non-transferable and non-sublicensable license from Wyndham. Under certain circumstances, the franchise may be terminated or revoked according to its terms in which case the Project will no longer be identified as a WY NDHAM GARDEN branded hotel or have any rights to use the WYNDHAM

GARDEN trademarks.

Wyndham does not make any representations or guarantees with respect to the condotels for sale in the Project or the viability of the Project as a whole and is not responsible for Antharas M Sdn. Bhd. ’s marketing practices, advertising, and sales representations.”

Dollars or$. means the legal currency of the United States of America.

Effective Date means the date we insert in the Preamble of this Agreement after we sign it.

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Equity Interests shall include, without limitation, all forms of equity ownership of you, including voting stock interests, partnership interests, limited liability company membership or ownership interests, joint and tenancy interests, the proprietorship interest, trust beneficiary interests and all options, warrants, and instruments convertible into such other equity interests.

Equity Transfer means any transaction in which your owners or you sell, assign, transfer, convey, pledge, or suffer or permit the transfer or assignment of, any percentage of your Equity Interests that will result in a change in control of you to persons other than those disclosed on Schedule B, as in effect prior to the transaction. An Equity Transfer of a corporation or limited liability company occurs when either majority voting rights or beneficial ownership of more than 50% of the Equity Interests changes. An Equity Transfer of a partnership occurs when a newly admitted partner will be the managing, sole or controlling general partner, directly or indirectly through a change in control of the Equity Interests of an entity general partner. An Equity Transfer of a trust occurs when either a new trustee with sole investment power is substituted for an existing trustee, or a majority of the beneficiaries convey their beneficial interests to persons other than the beneficiaries existing on the Effective Date. An Equity Transfer does not occur when the Equity Interest ownership among the owners of Equity Interests on the Effective Date changes without the admission of new Equity Interest owners. An Equity Transfer occurs when you merge, consolidate or issue additional Equity Interests in a transaction which would have the effect of diluting the voting rights or beneficial ownership of your owners’ combined Equity Interests in the surviving entity to less than a majority.

Extraordinary Event means acts of war, labor stoppages or disruptions, natural disasters, revolution or usurping of sovereign power, or action or inaction of governmental authorities adversely affecting the Facility. For the avoidance of doubts, an Extraordinary Event does not include causes due to downturn in the general economic conditions or the inability of a party to meet its financial obligations.

Facility means the Location, together with all improvements, buildings, common areas, structures, appurtenances, facilities, entry/exit rights, parking, amenities, FF&E and related rights, privileges and properties existing at the Location on the Effective Date or afterwards.

FF&E means furniture, fixtures and equipment.

FF&E Standards means standards specified in the System Standards Manual for FF&E and supplies to be utilized in a Chain Facility.

Food and Beverage means any restaurant, catering, bar/lounge, entertainment, room service, retail food or beverage operation, continental breakfast, food or beverage concessions and similar services offered at the Facility.

Franchise means the non-exclusive franchise to operate the type of Chain Facility described in Schedule A only at the Location, using the System and the Mark we designate in Section I.

Franchise Year means:

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(i) If the Opening Date occurs on the first day of a month: the period beginning on the Opening Date and ending on the day immediately preceding the first (1 st) anniversary of the Opening Date, and each subsequent one (1) year period; or

(ii) If the Opening Date does not occur on the first day of a month: the period beginning on the Opening Date and ending on the first (l 51) anniversary of the last day of the month in which the Opening Date occurs, and each subsequent one (1) year period.

Governing Documents means any documents governing the use, control and ownership of the Common Areas.

Governmental Authority means any government or regulatory authority that has jurisdiction over you, us, or the Facility at any time, and any subdivision of the foregoing authorities.

Gross Room Revenues means gross revenues attributable to or payable for rentals of guest rooms at the Facility, including all credit transactions, whether or not collected, but excluding separate charges to guests for Food and Beverage, room service, telephone charges, key forfeitures and entertainment; vending machine receipts; and any applicable Taxes.

Guest Data means all guest profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest information in any database of ours or our Affiliates, whether obtained or derived by us or our Affiliates f rom: (i) guests of the Facility; (ii) guests of any other Chain Facility or any other hotel or lodging property (including any condominium or interval ownership properties) owned, leased, operated, licensed or franchised by us or our Affiliates; or (iii) any other sources and databases, including websites and central reservations databases.

Guest Rooms means the number of rooms at the Facility separately rentable as sleeping quarters specified on Schedule B.

Improvement Obligation means your obligation to either: (i) renovate and upgrade the Facility, or

(ii) construct and complete the Facility, in accordance with the Approved Plans and System Standards, as described in Section 3.

Indemnitees means us, our direct and indirect Affiliates, parent, subsidiary and sister corporations, and the respective officers, directors, shareholders, employees, agents and contractors, and the successors, assigns, personal representatives, heirs and legatees of all such persons or entities.

Initial Fee means the fee you are to pay for signing this Agreement as stated in Section 6.

Internet means all communications between computers and between computers and television, telephone, facsimile and similar communications devices, including the World Wide Web, proprietary online services, E-mail, news groups and electronic bulletin boards.

Land Owner means Pesat Bumi Sdn. Bhd.

Wyndham Garden Suites Genting Highlands - FA

Legal Requirements means all applicable laws, statutes, ordinances, regulations, rules, notifications, by laws, common law principles, administrative rulings, orders, decrees and policies, judgements and awards of any cow1 or competent authority or tribunal, of any government (which shall include national and state government and provincial, municipal or local body), governmental agency or department, and published judicial and administrative decisions interpreting or ruling on the same having jurisdiction over the parties to this Agreement or the Facility or Location or the mater in question.

License means the non exclusive license to operate the type of Chain Facility described in Schedule A only at the Location, using the System and the Mark we designate in Section I.

Liquidated Damages means the amounts, as set out below, depending on the relevant termination situation, set by the parties because actual damages will be difficult or impossible to ascertain on the Effective Date and the parties determine the amount is a reasonable pre-estimate of the damages that will be incurred and is not a penalty:

Item	Amount payable/ Calculation of amount payable		Termination situation
(a)	One Hundred Thousand Dollars ($100,000.00 USO).		If termination is pursuant to Section 11.2(1) or 11.2(3).

(b)	The average monthly Recurring Fees payable over the thirty-six (36) month period that the Facility was operating in prior to termination, multiplied by twenty- four (24).		If this Agreement is terminated for any reason at any time between the beginning of the fifth (5 th) Franchise Year and the end of the eighth (8th) Franchise Year of the Initial Tenn.

(c)	The average monthly Recurring Fees payable over the thirty-six (36) month period that the Facility was operating in prior to termination, multiplied by the number of months remaining in the Initial Term.		If this Agreement is terminated for any reason within the last two (2) years of the Initial Term.

(d)	The average monthly Recurring Fees payable over the thirty-six (36) month period that the Facility was operating in prior to termination, multiplied by twelve (12).		If this Agreement is terminated for any reason at any time during the Extension Term.

(e)	An amount equal to the greater of:		If this Agreement is terminated for any other reason
	a.	the average monthly Recurring Fees during the preceding thirty-six (36) full calendar months that the Facility was operating in prior to termination, multiplied by thirty-six (36); or	that is not set out in item (a) - (d) above.
	b.	One Hundred Thousand Dollars ($100,000.00 USD).

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Location means the parcel of land described in Schedule A.

Losses and Expenses means (x) all payments or obligations to make payments either: (i) to or for third pa1ty claimants by any and all Indemnitees, including guest refunds, or (ii) incurred by any and all lndemnitees to investigate, respond to or defend a matter, including without limitation investigation and trial charges, costs and expenses, attorneys’ fees, experts’ fees, comt costs, settlement amounts, judgments and costs of collection; and (y) the “Returned Check Fee” we then specify in the System Standards Manual Twenty Dollars ($20.00 USD on the Effective Date) if the drawee dishonors any check that you submit to us.

Maintenance Standards means the standards specified f rom time to time in the System Standards Manual for repair, refurbishment and replacement ofFF&E, finishes, decor, and other capital items and design materials in Chain Facilities.

Marks means the trademarks, service marks, logos, slogans and commercial symbols, as these may be amended from time to time, that we license for use in connection with Chain Facilities in the country where the Facility is located, including the marks listed on Schedule D to this Agreement (whether any such Marks are registered or not), and such other trademarks, service marks, logos, slogans and commercial symbols as we may authorize for use from time to time to identify Chain Facilities and the services and products offered, sold or used in the country where the Facility is located.

Marks Standards means standards specified in the System Standards Manual for interior and exterior Mark-bearing signage, advertising materials, china, linens, utensils, glassware, uniforms, stationery, supplies, and other items, and the use of such items at the Facility or elsewhere.

Opening Date means the date on which we authorize you to open the Facility for business identified by the Marks and using the System.

Opening Date Deadline means the latest possible date the Opening Date can occur as defined in Section 3 .1.2(a) or if applicable, Section 3. l.2(b).

Operations Standards means standards specified in the System Standards Manual for cleanliness, housekeeping, general maintenance, repairs, concession types, food and beverage service, vending machines, uniforms, staffing, employee training, guest services, guest comfort and other aspects of lodging operations.

Permitted Transferee means: (i) any entity, natural person(s) or trust receiving from the personal representative of an owner any or all of the owner’s Equity Interests upon the death of the owner, if no consideration is paid by the transferee; or (ii) the spouse or adult issue of the transferor, if the Equity Interest transfer is accomplished without consideration or payment, or (iii) any natural person or trust receiving an Equity Interest if the transfer is from a guardian or conservator appointed for an incapacitated or incompetent transferor.

Wyndham Garden Suites Genting Highlands - FA

Political Event means one or more of the following conditions occur in the area where the Facility is located: (i) war, whether or not declared, (ii) civil insurrection, (iii) loss of effective control over public safety by institutions of a government recognized by the United States, (iv) declaration of martial law for reasons other than a Casualty, (v) the Legal Requirements of any nation render performance of this Agreement or any ancillary agreement between you and us to violate such Legal Requirements; or (vi) interruption of safe transportation to the area where the Facility is located for more than sixty (60) days.

Property Development Review or PDR means the property development requirements prepared by us and attached hereto as Schedule G.

Purchaser Acknowledgement Form means that form as set out in Schedule H.

Reconnection Fee means the fee you pay us when we suspend Central Reservation System because you default under this Agreement, in the amount specified in Schedule C.

Recurring Fees means fees paid to us on a periodic basis, including without limitation, Royalties, and other reservation fees and charges as stated in Section 7.

Regional Marketing Association or RMA means a regional association of Franchisees of Chain Facilities formed to provide regional marketing, training or other benefits to its members.

Renovation means the repairs, refurbishing, repainting, and other redecorating of the interior, exterior, guest rooms, public areas and grounds of the Facility and replacements of FF&E we may require you to perform under Section 3. 16.

Renovation Ceiling Amount means the local currency equivalent of Three Thousand Dollars ($3,000.00 USD) per guest room.

Renovation Notice means the written notice from us to you specifying the Renovation to be performed and the dates for commencement and completion given under Section 3.16.

Rental Program means a program to make the Condotels in the Facility, that are subject to a Condotel Management Agreement, part of the rooms inventory of the Facility available to guests of the public to book.

Reservation System or “Central Reservation System” means the system including the back end technology platform and application used by us to accept, store and/or communicate reservations for the Chain Facilities. The Reservation System is separate from, but enables, the booking of reservations for Chain Facilities through various distribution channels such as the Chain websites, the global distribution system (GDS) and other distribution channels.

RMA Fees means the fees established by the RMA from time to time .

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Rooms Addition Fee means the fee we charge you for adding guest rooms to the Facility.

Royalty or Royalty Fee means the monthly fee you pay to us for use of the System under Section

7.1.1. “Royalties” means the aggregate of all amounts owed as a Royalty.

Sale and Purchase Contracts means any sale and purchase agreement that sets out the terms upon which you will sell a Condotel.

Sale Website is as defined in Section l 8.4.8(a).

Services Assessment Fee means the assessment fees charged as set out in the amount specified in Schedule C.

System means the comprehensive system for providing guest lodging facility services under the Marks as we specify which at present includes only the following: (a) the Marks; (b) other intellectual property, including Confidential Information, System Standards Manual and know- how; (c) marketing, advertising, publicity and other promotional materials and programs; (d)

System Standards; (e) training programs and materials; (t) quality assurance inspection and scoring programs; and (g) the Reservation System.

System Standards means the standards for the Chain Facilities in the System published in the System Standards Manual, including but not limited to Design Standards, FF&E Standards, Marks Standards, Operations Standards, Technology Standards and Maintenance Standards and any other standards, policies, rules and procedures we promulgate about System operation and usage.

System Standards Manual means the Standards of Operation and Design Manual and any other manuals we publish or distribute specifying the System Standards, including the Design and Construction Manual, whether fonnatted in written, digitized, computerized or other electronic form.

Taxes means sales, use, value added, remittance, stamp, service occupation, excise, entertainment, luxury, expenditure, gross receipts, income, withholding, stamp, research and development, goods and services, levies, imposts, duties or similar taxes.

Technology Standards means standards specified in the System Standards Manual for local and long distance telephone communications services, telephone, telecopy and other communications systems, point of sale terminals and computer hardware and software for various applications, including, but not limited to, front desk, rooms management, records maintenance, marketing data, accounting, budgeting and interfaces with the Reservation System to be maintained at the Chain Facilities.

Term means the period of time during which this Agreement shall be in effect, as stated 111 Section 2.

Termination means a termination of the Franchise under Sections 11.1 or 11.2 or your termination of the Franchise or this Agreement.

Transfer means (1) an Equity Transfer; (2) you assign, pledge, transfer, delegate or grant a security interest in all or any of your rights, benefits and obligations under this Agreement, as security or otherwise without our consent as specified in Section 9; (3) you assign (other than as collateral security for financing the Facility) your leasehold interest in (if any), or lease or sublease, all or any part of the Facility to any third party; (4) you engage in the sale, conveyance, transfer, or donation of your right, title and interest in and to the Facility; (5) your lender or secured party forecloses on or takes possession of your interest in the Facility, directly or indirectly; or (6) a receiver or trustee is appointed for the Facility or your assets, including the Facility. A Transfer does not occur when you pledge or encumber the Facility to finance its acquisition or improvement, you refinance it, or you engage in a Permitted Transferee transaction. The definition of “Transfer” is also applicable to any third-party manager of the Hotel, as contemplated by Section 3.17 of this Agreement.

“You” and “Your” means and refers to the party named as franchisee identified 111 the first paragraph of this Agreement and its Permitted Transferees.

“We”, “Our” and “Us” means and refers to Wyndham Hotel Asia Pacific Co. Limited, a corporation, its successors and assigns.

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SCHEDULE A

Legal Description of Facility

Jalan Permai, Genting Permai Avenue, 69000 Genting Highlands, Pahang, Malaysia

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SCHEDULE B

PART I: YOUR OWNERS:

Name	Ownership Percentage	Type of Equity Interest

Antharas Hills Sdn. Bhd.	75%	Shareholder
Maplehome Corporate Holding Sdn. Bhd.	25%	Shareholder

PART II:	THE FACILITY:

Primary designation of Facility:	Wyndham Garden

Number of approved guest rooms:	120 Guest Rooms

Other Facilities:	(a) Restaurant;
(b) Swimming pool; and
(c) Lobby and back-of-house.

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SCHEDULEC

SERVICES ASSESSMENT AND OTHER FEES

Fees	Amount		Due Date	Explanation
Reservation Fee(s)	A.	Base Reservation Fee: (i) Base Reservation Fee: 0.25% of the Facility's total Gross Room Revenue; plus	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	A.	Base Reservation Fee — A flat fee charged on your total Gross Room Revenue to cover the cost of providing the Central Reservation System to you; plus

B.

Additional Reservation Fee(s):

(i) GDS Booking Fee: US$7.00/booking only for reservations made via GDS; or

(ii) OTA Intermediary Fee:

US$2.00/booking for only bookings through OTA s/M etasearch sites that use intermediary connections.

B.

Additional Reservation Fees - Each of the following Fees will be charged on a per reservation basis and is charged in addition to the Base Reservation Fee. The Additional Reservation Fee amount is dependent upon which channel the reservation is made through):

(i) GDS Booking Fee — An additional reservation fee charged on each reservation made through the Global Distribution System; or

(ii) OTA Intermediary Fee — An additional reservation fee charged for each booking made through third party intermediaries that are not directly connected to the Central Reservation System.

Go Lead Referral Fee		10% of Gross Room Revenues generated through referrals	As indicated on the invoice or, if not indicated, within 30 days after receipt of invoice.		This is a commission fee payable to another Chain Facility and/or its employees for the reservation referral.

Quality Circle Fee		USD$4,000.00 per year.	As indicated on the invoice or, if not indicated, within 30 days after receipt of invoice.		Covers inspection of the Facility in compliance with the Standards provided by us or our appointed third party inspection company. Owner must also provide complimentary lodging to the inspector(s) if rooms are available.

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Fees	Amount	Due Date	Explanation
Integrated Services Fee	USD$5,000.00 (one-time fee)	As indicated on the invoice or, if not indicated, within 90 days prior to the Opening Date.	This covers the cost of integrating the hotel into our system and setting the team up with required systems access, training and capabilities to leverage our programs.

Base Travel Agency Commission	This will vary between 10% to 20% of the Gross Room Revenues net of VAT, generated by each reservation booked by an agency or other qualifying originator, plus WHAP' s service charge (currently, up to one and a half percent, net of VAT (1.50%) per commissionable reservation).	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	Charged by agents for bookings generated to the hotel. Payable only on bookings made through Central Reservation System. Commissions range between 10% to 20% of Gross Room Revenues.

GSA/ISO Commissions	Five percent (5%) of the Gross Room Revenues for each reservation originating in an area served by a general sales agent/intemational sales office.	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	A general sales agent commission (also known as the international sales office commission) charged for each reservation originating in an area served by a general sales agent/international sales office.

Net Rate Agreements	As indicated on the invoice	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	We will offer you the opportunity to participate in certain distribution channel marketing and reservation activity with third parties, including our Affiliates. Under one type of arrangement, you will offer rooms for sale through an electronic distribution channel on which you will be paid a net, non-commissionable rate if and when the rooms are sold by the distribution channel at its marked-up rate. For providing and managing this activity we may receive commissions from the distribution channels based upon the mark-up or room rates that they receive for renting your rooms. The net rate you receive, not the mark-up retained by the channel, should be included in Gross Room Revenues. We will offset such commissions against your Recurring Fees, allocating them in equal proportions.

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Fees	Amount	Due Date	Explanation
Commissionable Rates	As indicated on the invoice	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	Under another type of arrangement, you will offer rooms for sale through an agency distribution channel at your best commissionable rate. The agency distribution channel will not markup these rates but will charge you a commission of up to fifteen percent (15%) on consumed room nights. NOTE: GSA/ISO commission is payable on all IATA tracked business whether booked on a commissionable or noncommissionable basis.

Affinity Programs Commission Service Charge	As indicated on the invoice	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.

We or an affiliate of ours may charge you a sales agent fee of up to fifteen percent (15%) of the Gross Room Revenues net of VAT, generated from consumed reservations booked by members of affmity groups and organizations participating in our member benefits sales program (the "Affinity Programs") plus our service charge (currently, up to 1.5% of commissionable revenue booked through the Affinity Programs). We or our Affiliate usually pay a portion of this fee to the affinity group or organization in exchange for promoting the Affinity Programs to their members.

General distribution fees and commissions	As indicated on the invoice	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	We may assess you for additional fees or commissions charged us by distribution channels, travel intermediaries and retailers or for performing other services. By accepting reservations from the i GDS, Internet, travel agencies and other intermediaries, you agree to participate in our Central Commission Payment Program and to reimburse us for any fees or commissions we pay to them on your behalf.

Reconnection Fee	USD$4,000 per instance	As indicated on the invoice.	If we suspend your participation in the Reservation System because of your default under this Agreement, then you must pay us a Reconnection Fee (currently Four Thousand Dollars (USD$4,000.00) before we restore service.

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Fees	Amount	Due Date	Explanation
Best Available Rate Guarantee Program Processing Fee	USD$60 per instance	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.

You must: (i) make available through the Central Reservation System and the Chain website room rates equivalent to those offered to the general public directly or indirectly, via third parties that you authorize to offer and sell reservations for the Facility's guest rooms and (ii) participate in the Chain's Best Available Rate Guarantee Program according to its published requirements. If a guest finds a lower publicly available rate on the Internet than the "Best Available Rate" you offer through the Chain website or the Central Reservation System for the same date and accommodations and the guest meets all Program requirements, you must provide the applicable night(s) to the guest at ten percent (10%) less than the lower rate offered on the Internet. You may collect standard incidental fees, charges and taxes. We will also charge you a Processing Fee of Sixty Dollars (USD$60.00) to reimburse us for our administrative charges of handling the complaint.

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Fees	Amount	Due Date	Explanation
Loyalty Program Fee	4.25-5.5% of all amounts for which members earn points or other program currency.	Payable after a member is awarded points at the Facility and upon receipt of our invoice.	We charge a Loyalty Program Charge for your participation in the Wyndham Rewards® or successor guest loyalty program. Under the Wyndham Rewards® program, members staying at qualifying rates at Chain Facilities earn their choice of Wyndham Rewards® points, airline miles or other program currency. Wyndham Rewards® points are redeemable for free or discounted stays at Chain Facilities and for travel, merchandise, entertainment and other awards.

The amount of your Loyalty Program Charge may vary within the stated range of 4.25-5.5% of all amounts for which members earn points or other program currency, based on the number of Wyndham Rewards° Valid Enrollments obtained by your Facility during a defined measurement period, as described in the Front Desk Guide.

Loyalty Program Charges fund the costs associated with the operation, customer support, technology and marketing of the Wyndham Rewards® guest loyalty programs. We will proactively match and award members with points or other program currency they earn on qualified stays even if they do not present their Wyndham Rewards° membership card upon check-in. You will be billed monthly in arrears for qualified stays by program members during the preceding month.

Loyalty Missed Valid Enrollment Fee	USD$750 per calendar quarter (or USD$250 per month).	Payable upon receipt of our invoice.	If your Facility repeatedly fails to achieve a required number of Wyndham Rewards Valid Enrollments during a defined measurement period, as described in the Front Desk Guide, you must pay us a Missed Valid Enrollment Fee.

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Fees	Amount	Due Date	Explanation
Guest Services Assessment	Up to One Hundred and Ninety-Five Dollars (USD$195.00), plus the costs WHAP incurs to settle the matter with the guest.	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	If we receive any guest complaint about you or the Facility, we will contact you about the complaint and you will be responsible for resolving the complaint to the satisfaction of the guest. If you do not respond to any complaint within three (3) business days after we refer it to you and the guest contacts us again to seek resolution, we will charge you a "Guest Services Assessment" of up to One Hundred and Ninety-Five Dollars (USD$195.00), plus the costs we incur to settle the matter with the guest. We may change or eliminate the Guest Services Assessment, the Processing Fee and/or the time for responding to or resolving a guest complaint on a Chain-wide basis at any time upon thirty (30) days advance notice. The Guest Services Assessment and the Processing Fee are intended only to reimburse us for the costs of complaint handling and are not intended as penalties or liquidated damages. All guest complaints remain subject to indemnification under this Agreement.

Hotel Technology Client Support Services Fee	USD$195 per month	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	This fee is to provide you with the service of diagnosing and resolving issues related to our approved applications such as MyPortal and SynXis CR.

Training Fees — Hospitality Management Program ("HMP")	We will charge you our thencurrent tuition for the HMP Program	At least 30 days before Conference.	General Manager must attend annual HMP. In addition to HMP Fee, Owner must pay its attendees' expenses (including travel, room, board and wages) for attending the Conference.

Training Fees — Supplemental Training	We may offer other optional training programs. Optional training programs will be offered at a reasonable charge.	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	These fees cover costs for our optional training programs which may be offered to you from time to time. You will pay for your representative's travel, lodging, meals, incidental expenses, compensation and benefits and any tuition charge we establish for this training.

Revenue Management Service (“RMS”) Fees	USD$3.95 per Guest Room per month, however regardless of Guest Room count, the maximum monthly fee is capped at USD$1,580.00 and the minimum monthly fee is USD$549.05.	As indicated on the invoice or, if not indicated, 30 days after receipt of invoice.	Charge covers standard revenue management services. You may request more comprehensive revenue management services (i.e. Premium RMS) and we will provide such services at USD$5.00 per Guest Room per month, subject to price adjustments from time to time.

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SCHEDULE D

STATUS OF MARKS IN MALAYSIA

MARK	APPLICATION NUMBER	REGISTRATION NUMBER	REGISTRATION DATE	CLASS	OWNER
W (Square Logo)	06012367	06012367	14 July 2006	43	Wyndham Hotels and Hotels, LLC
W (Square Logo)	06012369	06012369	14 July 2006	36	Wyndham Hotels and * Hotels, LLC
WYNDHAM	06012368	06012368	14 July 2006	43	Wyndham Hotels and Hotels, LLC
WYNDHAM	06012370	06012370	14 July 2006	36	Wyndham Hotels and Hotels, LLC
WYNDHAM GARDEN	2017050385	2017050385	10 January 2017	43	Wyndham Hotels and Hotels, LLC

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SCHEDULE E

SCHEDULEE MANAGEMENT CONSENT LETTER

Reference is made to that certain Franchise Agreement, dated _____ , 20_ between Wyndham Hotel Asia Pacific Co. Limited (“Franchisor”) and Antharas M Sdn. Bhd. (“Franchisee”), for a Wyndham Garden Facility located at Jalan Pennai, Genting Permai Avenue, 69000 Genting Highlands, Pahang, Malaysia.

Franchisee has requested the consent of Franchisor to the operation of the Facility by _____________ (the “Manager”). Franchisor consents to the operation of the Facility by Manager pursuant and subject to Section 3.17 of the Agreement provided that:

Franchisee agrees to the following:

1.	Franchisee acknowledges that this consent shall in no way be deemed an amendment, modification, waiver or release of any liability or obligation of Franchisee under the Agreement.

2.	The Facility shall continue to be operated subject to all of the terms of the Agreement. Franchisee shall instruct Manager to cooperate with Franchisor in its inspections to the fullest extent required by Franchisee under the Agreement.

3.	Franchisee shall cause the Manager to operate the Facility in compliance with the Standards Manuals, the System Standards requirements and the terms of the Agreement, and Franchisee shall remain liable for any failure by Manager to do so.

4.	Franchisor’s consent to the operation of the Facility by Manager is conditioned on Manager’s continuous operation of the Facility in compliance with the Agreement. The Management Agreement shall provide Franchisee with the right to terminate the Management Agreement if Manager does not operate the Facility in comp Iiance with the Agreement.

In consideration of Franchisor’s consent to Manager’s operation of the Facility, Manager agrees to the following:

1.	Manager acknowledges that it has reviewed and is familiar with the terms of the Agreement and related agreements, and Manager agrees to fully observe all terms, covenants, conditions and restrictions regarding the operation of the Facility set forth in the Agreement and related agreements, (other than those that require the payment of money to Franchisor or its Affiliates) for as long as Manager operates the Facility.

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2.	Manager shall be bound by the confidentiality provisions of Section 15.4 of the Agreement during and subsequent to its tenure as manager of the Facility on the same terms applicable to Franchisee, and Franchisor shall have the right to enforce such confidentiality provisions against Manager directly.

WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED:

Applies to Franchise Agreement -
Wyndham Garden Suits Genting Highlands

By:
Name:
Title:

ACCEPTED AND AGREED TO BY:

FRANCHISEE:
ANTHARAS M SDN. BHD.

By:
Name:
Title:

MANAGEMENT COMPANY:

By:
Name:
Title:

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SCHEDULE F

GUARANTY

DEED OF GUARANTY

This Deed of Guaranty is made on this 31 day of December 2023.

To induce Wyndham Hotel Asia Pacific Co. Limited, (the “Company”) to sign the Franchise Agreement (the “Agreement”) with Antharas M Sdn. Bhd., a Malaysian company registered in Malaysia with a principal place of business located at No. 31-3, Jalan Tasik Se Iatan 3 Metro Centre 57000 Kuala Lumpur, W.P. Kuala Lumpur, Malaysia (the “Franchisee”), to which this Guaranty is attached, the undersigned (the “Guarantor”) being:

a.	Antharas Hills Sdn. Bhd., a Malaysian company incorporated under the laws of Malaysia, registered under number 1244508-U in the register of the Companies Commission of Malaysia with a registered address located No. 140 Jalan Maarof, Bangsar, 59100 Kuala Lumpur, W.P. Kuala Lumpur, Malaysia;

hereby irrevocably and unconditionally: (i) warrant to the Company and its successors and assigns that Franchisee’s representations and warranties in the Agreement are true and correct as stated, and (ii) guaranty to the Company and its successors and assigns that Franchisee’s obligations under the Agreement, including any amendments, will be punctually paid and performed.

Upon default by Franchisee and notice from the Company, the Guarantor will immediately make each payment and perform or cause Franchisee to perform, each unpaid or unperformed obligation of Franchisee under the Agreement. Without affecting the Guarantor’s obligations under this Guaranty, the Company may without notice to the Guarantor extend, modify or release any indebtedness or obligation of Franchisee, or settle, adjust or compromise any claims against Franchisee. The Guarantor waives notice of amendment of the Agreement. The Guarantor acknowledges that all of the provisions of Section 17 of the Agreement, including subsection 17. 7, Choice of Law; Dispute Resolution, apply to this Guaranty.

Antharas Hills Sdn. Bhd., hereby represents and warrants to the Company that:

(a)	it is a validly incorporated company under the laws of Malaysia;

(b)	it has necessary power to enter into this Guaranty and to exercise its rights and perform its obligations hereunder and all corporate or other actions required (either under law, any agreements to which it is a party or by which is it bound and/or its charter documents) to authorise the execution of this Guaranty by it and the performance by it of its obligations hereunder have been duly taken;

(c)	it has done all acts, conditions and things required to be done, fulfilled or perfonned and has obtained all authorisations (either under law, any agreements to which it is a party or by which it is bound and/or its charter documents) for the execution of this Guaranty or for the performance of its obligations in terms of this Guaranty;

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(d)	the execution of this Guaranty by it and its exercise of its rights, and performance of its obligations hereunder do not constitute and will not result in any breach of any agreement, or applicable law or legal requirement; and

(e)	upon a change of shareholders or shaJeholdings it will continue to be bow1d by this Guaranty for defaults and obligations hereunder existing at the time of such change and the terms of this Guaranty will continue in full force and effect; and

(f)	this Guaranty has been issued in compliance with all applicable laws.

IN WITNESS WHEREOF, the Guarantor has signed this Guaranty effective as of the date of the Agreement.

GUARANTORS:	WITNESSES:

GUARANTOR: Antharas Hills Sdn. Bhd.

Executed by and on behalf of:		Witnessed by:	Signature:

	/s/ Teh Kean Yong	Name: JANINE FOO	/s/ JANINE FOO
Antharas Hills Sdn. Bhd.	Teh Kean Yong	Address: NO.140. JALAN MAAROF, BANGSAR, 59100 KUALA LUMPUR Phone number: 017-821 3288

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SCHEDULE G

PROPERTY DEVELOPMENT REVIEW

Not Applicable.

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SCHEDULE H

PURCHASER ACKNOWLEDGEMENT FORM

The undersigned, as the purchaser (“Purchaser”) of Condotel No. ______ (the “Unit”) in Wyndham Garden Suites Genting Highlands (“Project”), hereby acknowledges and agrees that:

1.	Wyndham Hotel Asia Pacific Co., Limited (“Wyndham”) has entered into the following agreements with Antharas M Sdn. Bhd. (“Franchisee”):

a.	a franchise agreement allowing Franchisee to operate the Project:

i.	under a limited franchise using the Wyndham Garden brand name and Wyndham Garden® trademarks (“Franchise Agreement”); and

ii.	in compliance with the Wyndham Garden system standards including operation standards; and

b.	a technical services agreement pursuant to which Wyndham will provide technical and consulting services to the Franchisee in order for the Franchisee to design and construct the Project to meet the Wyndham Garden design and construction standards.

2.	The Project, including the Unit, is not owned, developed, or sold by Wyndham.

3.	Franchisee is solely responsible for the ownership, development, construction and operation of the Project and is not an affiliate of Wyndham and is owned and operated independently of Wyndham.

4.	Wyndham:

a.	did not design or develop the Unit or the Project and is not responsible for any defects;

b.	is not the owner, seller, lessor, broker, developer or offeror of the Units in the Project;

c.	is not an affiliate, partner, sales or lease representative or agent of the Franchisee or any of its affiliates;

d.	has not been engaged as the manager of the Units or Project and will not operate the Project; and

e.	has not made any disclosures or provided any information to Purchaser, and is not responsible for any disclosures or information provided by Franchisee, or its sales persons, marketers, brokers, agents or any other person, to Purchaser, with respect to the Unit or any other portion of the Project, including, without limitation, the features, availability of services to or possible rental returns of the Units.

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5.	The assoc1at1on of the Wyndham Garden brand and trademarks with the Project are conditional upon the continued effectiveness of the Franchise Agreement between Wyndham and Franchisee, which may be varied, amended, terminated, expire without renewal, all without notice to or consent of the Purchaser.

6.	In the event that the Franchise Agreement expires or terminates, the Project will no longer be identified as a Wyndham Garden brand project or have any rights to use the trademarks, all use of Wyndham’s trademarks shall cease, and all indicia or connection between the Project and Wyndham shall be removed from the Project.

7.	The trademarks are owned by Wyndham. Franchisee uses the Wyndham Garden brand and certain Wyndham Garden® trademarks in connection with the sales and marketing of the Unit in the Project under a limited, non-exclusive, non-transferable and non-sublicensable license from Wyndham.

8.	Any use of any of the trademarks without proper licensing f [r]om Wyndham directly, is expressly prohibited. Purchaser has not been granted a license or right to use the trademarks, shall not acquire any right to the trademarks and may not use them in connection with the resale of any Unit or for any other purpose.

9.	There are no assurances that Wyndham will continue to be associated with the Project for any length of time.

10.	Wyndham and its affi Iiates, their respective directors, officers, agents, servants and employees (“Wyndham Releasees”) do not make any representations, warranties or guaranties of any kind or nature with respect to the Units or the Project, without limitation, as to expected or guaranteed rental return. The Wyndham Releasees accept no responsibility for Franchisee’s sales and marketing practices including advertising, sales representations, the website for the Project, representations as to Purchaser’s usage of the Unit, and the performance of the Units and the Project (including future revenues or level of income and returns).

11.	The Purchaser hereby releases, waives and discharges the Wyndham Releasees from, and covenants not to sue the Wyndham Releasees for any and all liability, claims, demands, actions and causes of action whatsoever arising out of or in relation to any loss damage or injury that may be sustained by the Purchaser, or to the Unit or Project, howsoever caused.

{Signature Page Follows}

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PURCHASER:	Witness:

Name:	Name:

FRANCHISEE:	Witness:

Name:	Name:

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SCHEDULE I

LANDOWNER ACKNOWLEDGEMENT AGREEMENT

This “Agreement” is made as of __________ ,20_ by and between Wyndham Hotel Asia Pacific Co. Limited (“Company”) and Pesat Bumi Sdn. Bhd., a Malaysian corporation (“Land Owner”) in respect of Wyndham Garden Suites Genting Highlands (the “Hotel”), located on a parcel of land at Jalan Permai, Genting Permai Avenue, 69000 Genting Highlands, Pahang, Malaysia (the “Location”).

RECITALS

A.	ANTHARAS M SDN. BHD., a Malaysian corporation (the “Franchisee”) and Company have entered into a franchise agreement (“Franchise Agreement”) and a technical services agreement (collectively referred to as the “Hotel Agreements”) to identify and operate the Hotel as a WYNDHAM GARD EN guest lodging facility (the “Chain”).

B.	In consideration of the Company agreeing to enter into or continue affiliation of the Hotel with the Chain under the Hotel Agreements, Land Owner agrees to the following terms conditions, makes the following representations and warranties and acknowledges that the Hotel Agreements will benefit the Land Owner.

All capitalized terms used herein carry the meanings assigned to them either 111 this Acknowledgement Agreement or the Franchise Agreement as the case may be.

AGREEMENT

The Land Owner hereby makes the following acknowledgements, representations and warranties:

I.	Land Owner warrants and represents to Company that it owns valid, registered and legal title to the land or use right of the land on which the Hotel is located as well as the Hotel itself clear of any security interest, pledge, mortgage, lien, and/or other encumbrance of any kind.

2.	Land Owner represents and warrants that under the development agreement dated 2 November 2018 entered into with Antharas Hills Sdn Bhd, a Malays.ian corporation (“Developer”) (“Development Agreement”), the Land Owner has granted the Developer all rights necessary to develop the Location, and thereafter control the management and operation of the Hotel, including the sale of the Condotel(s) in the Hotel, and consequently pursuant to the Development Agreement the Developer owns a valid and legal right of use to the Location and the Hotel clear of any security interest, pledge, mortgage, lien, and/or other encumbrance of any kind and has the right to appoint and grant all rights to the Franchisee in connection with the development of the Location, and thereafter control the management and operation ofthe Hotel, including the sale of the Condotel(s) in the =Hotel. The Land Owner further represents and warrants that the term of the Development Agreement should match the Term ofthe Franchise Agreement, othe1wise, the Land Owner shall take all necessary action to renew the Development Agreement, or effect a Transfer of the Franchise Agreement from the Franchisee to the Land Owner.

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3.	Land Owner represents and warrants that the Hotel is not branded under any competitor network or any other international hotel franchise, management or license system and warrants and represents that no executory franchise, license, or affiliation agreement for the Hotel.

4.	Land Owner represents and warrants that it has approved, by all necessary action of its Board of Directors and members of the Hotel’s affiliation with the Chain under the Hotel Agreements, the erection and maintenance of signage necessary to identify the Hotel as associated with the Chain, and the use by guests of the Hotel of all recreational facilities, public areas and means of ingress, egress and access (“Hotel Access”).

5.	Land Owner will notify Company immediately if:

a.	Developer defaults under the Development Agreement;
b.	any dispute arises between Land Owner and Developer in respect of the Hotel or the Development Agreement; or
c.	Land Owner modifies, limits, restricts or eliminates Hotel Access, or if the Development Agreement terminates for any reason.

6.	Land Owner understands and acknowledges that the Company retains all ownership and control over the Mark for the Hotel. Any domain names using the Mark and/or Hotel name are the property of the Company and must be registered and owned by the Company.

7.	Land Owner acknowledges that the operation of the Hotel shall maintain standards of quality with respect to the Mark and the Chain’s System Standards Manual. Franchisee’s failure to maintain the standards of quality for the Mark and the Chain’s System Standards will constitute a default under the Hotel Agreements and may trigger termination of the Hotel Agreements. Land Owner further represents and warrants that Franchisee has full control, access and authority to do all things necessary to maintain standards of quality with respect to the Mark and the Chain’s System Standards Manual.

8.	Land Owner will permit Franchisee to use facilities of the Hotel to provide services to Chain guests and will ensure that the security personal of Land Owner or its contractor provides security services for the Hotel and public areas used by the Chain guests as needed.

9.	Land Owner acknowledges that the representatives designated by the Company shall have access to the Hotel when accompanied by the Franchisee representatives to carry out inspections as provided for in the Hotel Agreements.

10.	Land Owner agrees to take all appropriate actions to preserve the confidentiality of all confidential information as provided in the Hotel Agreements, and this Acknowledgement Agreement.

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11.	Land Owner agrees not to transfer the Development Agreement without the prior written consent of the Company.

12.	Land Owner will indemnify, defend and hold harmless Wyndham Hotel Group, LLC, Wyndham Hotel & Resorts, Inc., Wyndham Hotels and Resorts, LLC, and the Company, including all their related entities, subsidiaries, directors, officers and employees (the “lndemnitee”), to the fullest extent permitted by law, from and against all losses and expenses, incurred by any lndemnitee for any investigation, claim, action, suit, demand, administrative or alternative dispute resolution proceeding, relating to or arising out of any transaction, occurrence or service at, or involving the operation of, the Hotel, any breach or violation of any contract or any legal requirements or ruling by, or any act, error or omission (active or passive) of the Land Owner, any party associated or affiliated with the Land Owner or any of the owners, officers, directors, employees, agents or contractors of Land Owner and/or its affiliates, including when Land Owner may be alleged or held to be the actual, apparent or ostensible agent of the Indemnitee, or the active or passive negligence of any lndemnitee is alleged or proven.

13.	Land Owner grants the Company and its agents permission to enter the areas under their control to remove all Chain signage and other Chain identification if the Franchise Agreement terminates and Franchisee and/or Land Owner fails to effect such removal within 30 days after termination.

14.	Land Owner will confirm the status of the Development Agreement upon written request from the Company, which may be made no more often than quarterly.

15.	Notices to the Company will be sent to President, Asia Pacific - 88 Market Street #47-05 Singapore 048948, Office: +65 6514 3678, Email: legal.seapr@wyndham.com. Notices to Land Owner shall be sent to G-10, Ritz Villa, Jalan BS 9/5E, Taman Bukit Serdang, Seksyen 9, 43300 Seri Kembangan, Selangor Darul Ehsan. Either party may change the address by giving written notice to the other. All notices under this Agreement shall be in writing and sent via first class international mail, postage prepaid, return receipt requested, or by courier with receipted delivery.

16.	This Agreement terminates when the Franchise Agreement terminates, and all Chain signage and materials are removed f [r]om the Hotel and body corporate (if any).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:
WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED:

Applies to Franchise Agreement - Wyndham Garden Suites Genting Highlands

By:
Name:
Title:

LANDOWNER:
PESAT BUMI SDN. BHD.

By:
Name:
Title:

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SCHEDULEJ

ACKNOWLEDGEMENT AGREEMENT

This “Agreement” is made as of __________ ,20_ by and between Wyndham Hotel Asia Pacific Co. Limited (“Company”) and Antharas Hills Sdn Bhd, a Malaysian corporation (“Developer”) in respect of Wyndham Garden Suites Genting Highlands (the “Hotel”), to be located on the parcel of land at Jalan Permai, Genting Permai Avenue, 69000 Genting Highlands, Pahang, Malaysia (the “Location”).

RECITALS

A.	The Developer has been granted rights by the land owner of the Location, Pesat Bumi Sdn. Bhd. (“Land Owner”) to develop the Location, and thereafter control the management and operation of the Hotel (as defined in the Franchise Agreement referred to in Recital C) (including the sale of the Condotel(s) in the Hotel).

B.	The Developer has appointed, Antharas M Sdn. Bhd., a Malaysian corporation and its subsidiary to develop the Location, and thereafter control the management and operation of the Hotel (including the sale of the Condotel(s) in the Hotel) on its behalf.

C.	Antharas M Sdn. Bhd. has subsequently entered into a franchise agreement (“Franchise Agreement”) and a technical services agreement with Company to identify and operate the Hotel as a WYNDHAM GARDEN guest lodging facility (the “Chain”) (collectively referred to as the “Hotel Agreements”). Antharas M Sdn. Bhd. shall be known under this Acknowledgement Agreement as the “Franchisee”.

D.	To induce Company to enter into or continue affiliation of the Hotel with the Chain under the Hotel Agreements, Developer agrees to the following terms conditions, makes the following representations and warranties and acknowledges that the Hotel Agreements will benefit the Developer.

All capitalized terms used herein carry the meanings assigned to them either 111 this Acknowledgement Agreement or the Franchise Agreement as the case may be.

AGREEMENT

The Developer hereby makes the following acknowledgements, representations and warranties to the Company:

1.	under the development agreement dated 2 November 2018 entered into with the Land Owner (“Development Agreement”), the Land Owner has granted the Developer all rights necessary to develop the Location, and thereafter control the management and operation of the Hotel, including the sale of the Condotel(s) in the Hotel, and consequently pursuant to the Development Agreement the Developer owns a valid and legal right of use to the Location and the Hotel clear of any security interest, pledge, mortgage, lien, and/or other encumbrance of any kind and has the right to appoint and grant rights to the Franchisee as specified under this Acknowledgement Agreement; The Developer further represents and warrants that the term of the Development Agreement should match the Term of the Franchise Agreement, otherwise, the Developer shall take all necessary action to renew the Development Agreement with the Land Owner.

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2.	The Developer represents and warrants that the appointment of the Franchisee for the development of the Location, and the control over the management and operation of the Hotel shall remain valid tlu·oughout the Term of the Franchise Agreement, otherwise, the Developer shall take all necessary action to effect a Transfer of the Franchise Agreement from the Franchisee to the Developer.

3.	by all necessary action of its Board of Directors and members, the Developer has appointed the Franchisee to develop the Location, and thereafter control the management and operation of the Hotel (including the sale of the Condotel(s) in the Hotel) on its behalf (the “Appointment”).

4.	in connection with the Appointment, the Developer has given to Franchisee the following rights:

a.	an uninterrupted, peaceful use right to occupy and possess the Location and Hotel;

b.	a right to manage and sell the guest rooms within the Hotel as mentioned in the Franchise Agreement;

c.	the uninterrupted right to use the land where the Hotel is located; and

d.	the unfettered right to license and brand the Hotel under the Franchise Agreement and full control, access and authority to do all things necessary to maintain standards of quality with respect to the Mark and the Chain’s System Standards Manual,_

without restrictions that would interfere with any rights or obligations or the relationship of the Company as contemplated in the Hotel Agreements;

5.	Developer and Land Owner have approved the Hotel’s affiliation with the Chain under the Hotel Agreements, the erection and maintenance of signage necessary to identify the Hotel as associated with the Chain, and the use by guests of the Hotel of all recreational facilities, public areas and means of ingress, egress and access (“Hotel Access”)

6.	Hotel is not branded under any competitor network or any other international hotel franchise, management or license system and warrants and represents that no executory franchise, license, or affiliation agreement for the Hotel exists.

7.	Developer will notify Company immediately if:

a.	Developer defaults under the Development Agreement;

b.	any dispute arises between Land Owner and Developer in respect of the Hotel or the Development Agreement; or

c.	Land Owner modifies, limits, restricts or eliminates Hotel Access, or if the Development Agreement terminates for any reason.

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8.	Developer and Land Owner understands and acknowledges that the Company retains all ownership and control over the Mark for the Hotel. Any domain names using the Mark and/or Hotel name are the property of the Company and must be registered and owned by the Company.

9.	Developer and Land Owner understands and acknowledges that the operation of the Hotel shall maintain standards of quality with respect to the Mark and the Chain’s System Standards Manual. Franchisee’s failure to maintain the standards of quality for the Mark and the Chain’s System Standards will constitute a default under the Franchise Agreement and may trigger termination of the Franchise Agreement.

10.	Developer and Land Owner will permit Franchisee to use facilities of the Hotel to provide services to Chain guests and will ensure that the security personal of Developer and/or Land Owner or its contractor provides security services for the Hotel and public areas used by the Chain guests as needed.

11.	Developer and Land Owner acknowledges that the representatives designated by the Company shall have access to the Hotel when accompanied by the Franchisee representatives to carry out inspections as provided for in the Hotel Agreements.

12.	Developer and Land Owner shall take all appropriate actions to preserve the confidentiality of all confidential information as provided in the Hotel Agreements, and this Acknowledgement Agreement.

13.	Developer agrees not to revoke and/or vary the Appointment without the prior written consent of the Company.

14.	Developer will indemnify, defend and hold harmless Wyndham Hotel Group, LLC, Wyndham Hotel & Resorts, Inc., Wyndham Hotels and Resorts, LLC, and the Company, including all their related entities, subsidiaries, directors, officers and employees (the “Indemnitee”), to the fullest extent permitted by law, from and against all losses and expenses, incurred by any lndemnitee for any investigation, claim, action, suit, demand, administrative or alternative dispute resolution proceeding, relating to or arising out of: (i) any transaction, occurrence or service at, or involving the operation of, the Hotel, (ii) any breach or violation of any contract or any legal requirements or ruling by, or any act, error or omission (active or passive) of the Developer or Land Owner, any party associated or affiliated with the Developer or Land Owner or any of the owners, officers, directors, employees, agents or contractors of Developer or Land Owner and/or their affiliates, including when Developer or Land Owner may be alleged or held to be the actual, apparent or ostensible agent of the Indemnitee, or the active or passive negligence of any lndemnitee is alleged or proven, and (iii) any claim by the Land Owner that the Developer did not have the rights mentioned in paragraph l of this Acknowledgement Agreement and/or any right to grant the rights it has granted the Franchisee and/or the Company as stated in this Acknowledgment Agreement.

15.	Developer and Land Owner shall grant the Company and its agents permission to enter the areas under their control to remove all Chain signage and other Chain identification if the Franchise Agreement terminates and Franchisee, Developer and/or Land Owner fails to effect such removal within 30 days after termination.

16.	Developer will confirm the status of Appointment upon written request from the Company, which may be made no more often than quarterly.

17.	Notices to the Company will be sent to President, Asia Pacific - 88 Market Street #47-05 Singapore 048948, Office: +65 6514 3678, Email: legal.seapr@wyndham.com. Notices to Developer shall be sent to No. 140 Jalan Maarof, Bangsar, Kualar Lumpur, Malaysia 59100. Either party may change the address by giving written notice to the other. All notices under this Agreement shall be in writing and sent via first class international mail, postage prepaid, return receipt requested, or by courier with receipted delivery.

18.	This Agreement terminates when the Franchise Agreement terminates, and all Chain signage and materials are removed from the Hotel and body corporate (if any).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above wri tten.

COMPANY:
WYNDHAM HOTEL ASIA PACIFIC CO. LIMITED

Applies to Franchise Agreement - Wyndham Garden Suites Genting Highlands

By:
Name:
Title:

DEVELOPER:
ANTHARAS HILLS SDN BHD

By:
Name:
Title:

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